Exhibit 4.14
SERIES A PREFERRED SHARES
SUBSCRIPTION AGREEMENT
by and among
LDK Silicon & Chemical Technology Co., Ltd.
LDK Solar Co., Ltd.
LDK Silicon Holding Co., Limited
Jiangxi LDK PV Silicon Technology Co., Ltd.
Jiangxi LDK Solar Polysilicon Co., Ltd.
Jiangxi LDK Solar High-Tech Co., Ltd.
PENG Xiaofeng
China Development Bank Capital Corporation Ltd.
Excel Rise Holdings Limited
Prosper East Limited
and
Oxygen Infrastructure Investment Limited
Dated as of December 30, 2010

SERIES A PREFERRED SHARES SUBSCRIPTION AGREEMENT
          This SERIES A PREFERRED SHARES SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of December 30, 2010, is made and entered into by and among LDK Silicon & Chemical Technology Co., Ltd. (the “Company”), an exempted company with limited liability organized and existing under the laws of the Cayman Islands, LDK Solar Co., Ltd., an exempted company with limited liability organized and existing under the laws of the Cayman Islands and listed on the New York Stock Exchange (the “Founding Entity”), LDK Silicon Holding Co., Limited, a company duly incorporated and validly existing under the laws of Hong Kong (the “Hong Kong Subsidiary”), Jiangxi LDK PV Silicon Technology Co., Ltd. ( LDK, “PV Silicon”), Jiangxi LDK Solar Polysilicon Co., Ltd. ( LDK , “LDK Solar Polysilicon”), and Jiangxi LDK Solar High-Tech Co., Ltd. ( LDK , the “Solar High-Tech”), three companies with limited liability organized and existing under the laws of the PRC, PENG Xiaofeng (the “Founder”), China Development Bank Capital Corporation Ltd. (), a company with limited liability organized and existing under the laws of the PRC (the “CDBC”) and other entities the particulars of which are set forth in the Schedule of Investors attached hereto as Schedule 2 (each of CDBC and such entities, an “Investor” and collectively, the “Investors”).
RECITALS
          WHEREAS, the Company is a limited liability company and, immediately prior to the Closing (as defined below), will have an authorized share capital consisting of (i) 4,760,000,000 ordinary shares, par value US$0.10 (each an “Ordinary Share”, collectively, the “Ordinary Shares”), of which 1,060,000,000 Ordinary Shares will have been issued and are fully paid-up; and (ii) 240,000,000 series A redeemable convertible preference shares, par value US$0.10 (each a “Series A Preferred Share”, collectively, the “Series A Preferred Shares”) as set forth in the capitalization table attached hereto as Schedule 3, none of which have been issued;
          WHEREAS, the Company wishes to issue to each of the Investors, and each of the Investors wish to subscribe for, such number of Series A Preferred Shares in the Company as set forth opposite its name in Schedule 2 each initially convertible into one Ordinary Share of the Company (collectively, the “Subscription Shares”) pursuant to the terms and conditions of this Agreement;
          WHEREAS, each of the parties herein understands that, CDBC is in the process of establishing its offshore entity as its investment vehicle (the “CDBC Designated Entity”), and this Agreement and the rights and obligations herein may be assigned or transferred by CDBC to its CDBC Designated Entity immediately following its establishment.
          WHEREAS, immediately prior to the Closing, the Company owns beneficially and of record one hundred percent (100%) of the issued and outstanding shares of the Hong Kong Subsidiary, and the Company owns one hundred percent (100%) of the equity interest in LDK Solar Polysilicon and eighty-five (85%) of the equity interest in PV Silicon, respectively; and Solar High-Tech owns the remaining fifteen percent (15%) of the equity interest in PV Silicon; and
          WHEREAS, the Company has undertaken to transfer and the Hong Kong Subsidiary has undertaken to acquire one hundred percent (100%) and eighty-five percent (85%) of the equity interest in LDK Solar Polysilicon and PV Silicon, respectively, that are held by the Company in such terms and conditions as approved by the Investors, and to complete relevant administrative procedures and obtain all necessary governmental approvals.
          WHEREAS, the Group has undertaken to cause the transfer of fifteen percent (15%) of the equity interest held by Solar High-Tech in PV Silicon to the Hong Kong Subsidiary in accordance with the terms and schedule under this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:
1.	DEFINITIONS
1.1 Definitions. Unless the context requires a different meaning, the following terms used in this Agreement have the meanings ascribed to them as follows:
          “2010 Financials” means the consolidated audited financial statements of the Company for the fiscal year ending December 31, 2010 prepared in accordance with the HKFRS in the form included in the Company’s prospectus issued for the Qualified IPO.
          “2011 Financials” means the consolidated audited financial statements of the Company for the fiscal year ending December 31, 2011 prepared in accordance with the HKFRS.
          “Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, includes, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, (b) in the case of an Investor, includes (i) any Person who holds Series A Preferred Shares as a nominee for such Investor pursuant to a written agreement, a copy of which has been provided to the Company, (ii) any shareholder of such Investor, and (iii) any entity or individual which has a direct and indirect Controlling interest in such Investor (including, if applicable, any general partner) or any fund manager thereof (but excluding any shareholders of such fund manager). For the avoidance of doubt, each of the Investors shall not be deemed to be an Affiliate of any Group Member.
          “Agreement” has the meaning ascribed to it in the first paragraph of this Agreement.
          “Assets and Properties” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including without limitation cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property Rights.
          “Board of Arbitrators” has the meaning ascribed to it in Section 12.7 of this Agreement.
          “Board” means the board of directors of the Company.

          “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Group.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC or Hong Kong are authorized or required by law or governmental order to close.
          “Business or Condition” with respect to any Person, means its business, condition (financial or otherwise), results of operation, Assets and Properties and prospects.
          “CDBC Director” has the meaning ascribed to it in Section 8.8 of this Agreement.
          “Closing” has the meaning ascribed to it in Section 2.2 of this Agreement.
          “Closing Account” has the meaning ascribed to it in Section 2.4 of this Agreement.
          “Closing Date” has the meaning ascribed to it in Section 2.2 of this Agreement.
          “Company” has the meaning ascribed to it in the first paragraph of this Agreement.
          “Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.
          “Contractual Obligations” has the meaning ascribed to it in Section 5.3(c) of this Agreement.
          “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
          “Disclosure Schedule” has the meaning ascribed to it in Section 5.1 of this Agreement.
          “Encumbrance” or “Encumber” means to any lien, claim, charge, pledge, mortgage, option, security interest, right of first refusal, right to acquire, hypothecation, title retention, right to set-off, counterclaim, trust arrangement, preferential arrangement and restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention.
          “Environmental Laws” means any applicable present national, territorial, provincial, foreign or local laws and regulations, common law doctrine, rule, order, decree, judgment, injunction or regulation relating to (i) environmental matters; (ii) the generation, use, storage, transportation or disposal of Hazardous Substances; (iii) the construction of production plants; occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

          “Financial Statements” has the meaning ascribed to it in Section 3.10 of this Agreement.
          “Governmental Authorities” means the governments or any political subdivision of the governments of any nation, state, city, locality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.
          “Group” means, collectively, the Company, the Hong Kong Subsidiary, LDK Solar Polysilicon and PV Silicon and a “Group Member” means any one of them.
          “Hazardous Substances” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes” or “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity” and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, and asbestos or asbestos-containing materials.
          “HKFRS” means the Hong Kong Financial Reporting Standards promulgated by the Hong Kong Institute for Certified Public Accountants, together with its pronouncements thereon from time to time, and applied on a consistent basis.
          “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
          “Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, and (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures, loan agreements or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with HKFRS.
          “Indemnification Agreement” means the indemnification agreement to be entered into among the Company and CDBC Director on or before the Closing, in form and substance reasonably satisfactory to the Investors.
          “Intellectual Property Rights” means all intellectual property and other proprietary rights, including without limitation any and all foreign and domestic trade name, trademark, service mark, domain name, copyright, moral rights, trade secret, mask work, patent and all associated rights, compositions of matter, formulas, designs, inventions, and any and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith, in each case owned or otherwise used by the Group.
          “Key Employees” means each of the Chief Executive Officer (or the General Manager in the absence of such a position), Chief Financial Officer, Deputy General Manager, Corporate Controller, Chief Strategy Officer, Chief Engineering Officer and Secretary of each Group Member, as set forth in Schedule 1 hereto.

          “Knowledge” means, with respect to a Person, the knowledge of the senior management and executive officers of the Person which is attributed to such Person.
          “Laws” means, collectively, any federal, state, foreign or local statute, rule, regulation or other law including Environmental Laws.
          “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authorities.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preference share and equity related preferences).
          “Material Adverse Effect” or “Material Adverse Change” means, with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on its operations, results of operations, financial condition, prospects, assets or liabilities, or (ii) material impairment of the ability to perform the material obligations of such Person hereunder or under the other Transaction Documents, as applicable; it being understood that, when referring to any Group Member in this connection, it refers to the Group on a consolidated basis.
          “Material Contracts” has the meaning ascribed to it in Section 5.3(oo) of this Agreement.
          “Ordinary Shares” has the meaning ascribed to it in the recitals of this Agreement.
          “Parties” means, collectively, all the parties to this Agreement and a “Party” means any of them.
          “Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authorities or other entity of any kind, and includes any successor (by merger or otherwise) of such entity.
          “Plan” means any bonus, incentive compensation, employment, deferred compensation, pension, profit sharing, retirement, share purchase, share option, share ownership, share appreciation rights, phantom share, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, change of control separation or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, and whether or not required by applicable law.
          “PRC or China” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents excludes Hong Kong, the Macau Special Administrative Region and Taiwan.
          “Qualified IPO” shall have the meaning given to such term in Section 8.3. “Registration Rights Agreement” means the registration rights agreement to be entered into among the Company and the Investors on or before the Closing, in form and substance reasonably satisfactory to the Investors.

          “Restated Articles” means the amended and restated memorandum and articles of association of the Company (including its schedules), in such form and substance as agreed by the Investors (as may be amended from time to time).
          “Restructuring” means, collectively, the Closing Restructuring or the Post-Closing Restructuring;
          “SAFE” means State Administration of Foreign Exchange and/or its local counterparts.
          “SAFE Notice” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents () and its successor regulations, implementing rules and guidelines under PRC laws.
          “Securities Act” means the United States Securities Act of 1933, as amended.
          “Series A Preferred Shares” has the meaning ascribed to it in the recitals of this Agreement.
          “Shares” means the shares in the share capital of the Company from time to time including, without limitation, the Ordinary Shares and Series A Preferred Shares.
          “Shareholders Agreement” means the shareholders agreement to be entered into among the Company, the Founding Entity, the Hong Kong Subsidiary, PV Silicon, LDK Solar Polysilicon and the Investors on or before the Closing, in form and substance reasonably satisfactory to the Investors.
          “Statement Date” has the meaning ascribed to it in Section 3.10.
          “Subscription Shares” has the meaning ascribed to it in the recitals of this Agreement.
          “Subscription Price” has the meaning ascribed to it in Section 2.1 of this Agreement.
          “Subsidiary” means, with respect to any Person, (i) a corporation or other entity, of which (x) more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person, or (y) more than fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by such Person or through one or more Subsidiaries of such Person, or (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with the HKFRS, or (iii) any entity with respect to which such Person has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.
          “Tax” means any federal, state, national, provincial, territorial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity capital, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Transaction Documents” means, collectively, this Agreement, the Shareholders Agreement, the Restated Articles, the Registration Rights Agreement, the Indemnification Agreement, the Share Pledge Agreement, the Personal Guarantee and other ancillary documents in connection with the transactions proposed herein.
          “United States” means the United States of America.
          “Warrantors” means, collectively, the Company, the Founder, the Founding Entity, the Hong Kong Subsidiary, LDK Solar Polysilicon, and PV Silicon and a “Warrantor” means any one of them.
1.2	Accounting Terms. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings ascribed to them in conformance with HKFRS.

1.3	Principles of Construction. In this Agreement, unless the context otherwise requires:
(a)	any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (excluding, for the avoidance of doubt, e-mail);

(b)	words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c)	references to Sections, Schedules, Exhibits and Recitals are references to clauses, schedules, exhibits and recitals of this Agreement;

(d)	reference to “day” or “days” are to calendar days;

(e)	this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(f)	“include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(g)	the table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement;

(h)	references herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions and shall include any provisions of which they are re-enactments (whether with or without modification);

(i)	references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established; and

(j)	unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.
1.4 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement.
2.	SUBSCRIPTION FOR SUBSCRIPTION SHARES
2.1	Subscription for Subscription Shares; Subscription Price. Subject to the terms and conditions herein set forth, the Company agrees that it will issue to each of the Investors, and each of the Investors agrees that it will subscribe for such number of Subscription Shares from the Company as set forth opposite its name in Schedule 2. The subscription price for each of the Subscription Shares shall be US$1.00 and the consideration that is payable by each of the Investors for the Subscription Shares that it is subscribing is set forth opposite its name in Schedule 2 (the “Subscription Price”). The Series A Preferred Shares shall have the powers, rights and preferences set forth in the Restated Articles (including its schedules) of the Company to be adopted at the general meeting of the Company to be held as soon as practicable after the date hereof (and, in any event, prior to the Closing) and such powers, rights and preferences shall include the powers, rights and preferences set forth under Section 8 of this Agreement.
2.2	Closing. The issuance of the Subscription Shares shall occur in connection with a closing (the “Closing”) to be held at the offices of CDBC, or at such other place as the Investors and the Company may mutually agree, on a date no later than twelve (12) Business Days after the satisfaction or waiver of all of the conditions precedent set forth in Section 3 of this Agreement or such other date as the Investors and the Company may mutually agree (such date, the “Closing Date”).
2.3	Closing Deliveries. At the Closing, upon the terms and subject to the conditions set forth herein, the Company shall deliver to the Investors:
          (a) a copy of the register of members of the Company as at the Closing Date reflecting the Investors’ ownership of the Subscription Shares, certified by the registered agent of the Company to be a true and complete copy thereof;
          (b) a copy of the register of directors as at the Closing Date reflecting the appointment of CDBC Director certified by a director of the Company to be a true and complete copy thereof;
          (c) a table showing the capitalization of the Company on a fully-diluted basis immediately after the Closing Date;
          (d) one or more share certificates representing such number of the Subscription Shares issued at the Closing to the relevant Investor;

          (e) the originally signed certificate from the Company and the documents contemplated in Section 3.2;
          (f) evidence to the satisfaction of the Investors that the Restated Articles (including its schedules) have been duly adopted by the Company and filed and registered with the Cayman authorities in accordance with Cayman Laws;
          (g) the copies of the shareholders’ and directors’ written resolutions of each of the Company, the Founding Entity, Hong Kong Subsidiary, PV Silicon and LDK Solar Polysilicon approving their respective execution, delivery and performance of the Transaction Documents in such form and substance satisfactory to the Investors, as certified as true copies by a qualified lawyer, and
          (h) each of the Transaction Documents duly executed by the parties thereto.
2.4	Closing Account and Manner of Payment. Payment of the relevant Subscription Price by each of the Investors to the Company shall be made at Closing by remittance of immediately available funds to a bank account as designated by the Company at or before Closing acceptable to the Investors (the “Closing Account”). All bank charges and related expenses for remittance and receipt of funds shall be borne by the Company.
2.5	Use of Proceeds. The Company shall use the proceeds from the issuance of the Subscription Shares for the principal business and working capital of the Group, in such purposes and in such manners as contemplated in the budgets approved by the Board on a quarterly basis. Subject to the foregoing, the Company shall take all necessary steps to enable it to invest such proceeds in the members of the Group.
3.	CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS AT THE CLOSING
          The obligations of each Investor to subscribe for the relevant Subscription Shares, to pay the relevant Subscription Price, and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, such Investor of the following conditions on or before the Closing Date; provided, however, that (i) any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by any of the Warrantors, except to the extent expressly so waived by such Investor; and (ii) the rights of the Investors hereunder shall be severally but not jointly and any Investor’s waiver or not shall not affect any other Investors’ rights and decision hereunder.
3.1	Representations and Warranties; Performance of Covenants. The representations and warranties of the Warrantors contained in Section 5 hereof shall be true, correct and complete at and as of the date hereof and the Closing Date as if made at and as of each such date, and each Warrantor shall have performed and complied with all of their agreements, obligations and conditions set forth or contemplated herein that are required to be performed by, or complied with by him/it on or before the Closing Date.
3.2	Compliance Certificates. Each of the Investors shall have received a certificate from the Company, dated as of the Closing Date and signed by the chief executive officer or a director of the Company in form agreed by the Investors: (i) certifying that the representations and warranties specified in Section 5 hereof remain true, complete, correct, unamended and in full force and effect; and stating that there shall have been no Material Adverse Effect on the Group Member since the Statement Date (as defined below); (ii) attaching a copy of each of the Restated Articles and the resolutions of the Board and shareholders of the Company in forms agreed by the Investors approving this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including but not limited to: (a) the increase of the share capital of the Company to US$500,000,000 divided into 4,760,000,000 Ordinary Shares and 240,000,000 Series A Preferred Shares; (b) approving the adoption of the Restated Articles; (c) approving the entry of the Investors’ names in the register of members of the Company as holders of the Subscription Shares; and (d) approving the appointment of the CDBC Director; and (iii) attaching a copy of the certificate of good standing of the Company, each of the documents under subsections (ii) and (iii) shall be certified by the registered agent of the Company to be true and complete copy thereof.
3.3	Increase of share capital. The Company shall have increased its authorised share capital to US$500,000,000 divided into 4,760,000,000 Ordinary Shares of par value of US$0.10 each and 240,000,000 Series A Preferred Shares of par value of US$0.10 each and shall have completed all filings and registrations and obtained all approvals and consents with respect thereto and have provided written evidence to the Investors satisfactory to the Investors.
3.4	Issuance of the Subscription Shares Permitted by Applicable Laws. The issuance of the Subscription Shares hereunder and the execution and delivery of and consummation of the transactions contemplated under this Agreement or the other Transaction Documents (a) shall not be prohibited by the Company’s articles of association or any Law, (b) shall not subject the Investors to any payment, penalty or other obligations under or pursuant to any Law, and (c) shall be permitted by all Laws to which the Investors or the transactions contemplated by or referred to herein or in the other documents and agreements contemplated hereby including the other Transaction Documents are subject.
3.5	Opinions of Counsel. Each of the Investors shall have received (i) an opinion of Conyers Dill & Pearman, a special Cayman Islands counsel to the Company, in such form and substance as agreed by the Investors, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, in form and substance reasonably satisfactory to the Investors, and (ii) an opinion of Grandall Legal Group Shanghai, PRC counsel to the Company in such form and substance as agreed by the Investors, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein and including but not limited to the due establishment, valid existence, ownership, titles, business and governmental approvals, environment and tax items as well as the extra-territorial enforceability of the arbitral award, in form and substance reasonably satisfactory to the Investors.
3.6	Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other persons that are necessary, desirable, or required to be obtained, made or given (including all internal approvals of each Investor and approvals from or record with applicable PRC Governmental Authorities) in connection with the execution, delivery or performance by the Warrantors and the Investors of the agreements and other documents to which it entered into as part of or in contemplation of the transactions contemplated hereby, have been completed or obtained and are in full force and effect.
3.7	Governmental Approval, Registration and Offshore Remittance Procedures for the Investment. Each Investor shall have obtained or completed all necessary governmental approvals, records or registrations with competent governmental authorities, as well as consummated its offshore remittance procedures for its offshore investment and the transactions proposed herein, including but not limited to the approvals from the National Development and Reform Commission and the Ministry of Commerce, and registrations with the competent SAFE authority.
3.8	Prior Restructuring. Immediately prior to the Closing, the Group shall have consummated its internal restructuring whereby the Company shall own one hundred percent (100%) of the outstanding shares of the Hong Kong Subsidiary and the Company shall own one hundred percent (100%) of the equity interest in LDK Solar Polysilicon and eighty-five (85%) of the equity interest in PV Silicon, respectively; and Solar High-Tech shall own the remaining fifteen percent (15%) of the equity interest in PV Silicon (the “Closing Restructuring”). All necessary consents, registrations and approvals in connection with and for the purpose of the Restructuring shall have been obtained from the Governmental Authorities. Furthermore, the Group shall have submitted all the necessary application satisfactory to the Investors with, and received relevant acceptance notice or letter from, the competent Government Authorities for the approval of the transfer of (i) hundred percent (100%) of the equity interest held by the Company in LDK Solar Polysilicon and eighty-five (85%) of the equity interest held by the Company in PV Silicon, respectively, to the Hong Kong Subsidiary; (ii) fifteen percent (15%) of the equity interest held by Solar High-Tech in PV Silicon to the Hong Kong Subsidiary.
3.9	Prior Investment of the Founding Entity. The Founding Entity shall have consummated a prior investment to the Company for the Group’s working capital purpose prior to the Closing hereof provided that following the said investment, total liabilities over total assets ratio of the Group shall not be greater than 60% and the investment shall be carried out in such manner as approved by the Investors. The Founding Entity and the Company shall have provided written evidence with respect to the foregoing satisfactory to the Investors.
3.10	Financial Documents and Business Plan. The unaudited pro forma combined income statements, cash flow statements and balance sheets, together with notes thereto, with respect to the Group as of, and for the years ended, December 31, 2008 and 2009 and as of, and for the nine months ended, September 30, 2010 (the “Statement Date”), each prepared by the management of the Group pursuant to HKFRS (collectively, the “Financial Statements”) and a 12-month business plan and budget of the Group for the year 2011 (the “Business Plan”) prepared by the management of the Group in form and substance reasonably acceptable to the Investors, shall have been provided to the Investors.

3.11	Registration Rights Agreement. The Registration Rights Agreement in such form and substance as agreed by the Investors shall have been duly executed and delivered by all of the Parties thereto.
3.12	Shareholders Agreement. The Shareholders Agreement shall have been duly executed and delivered by all of the Parties thereto.
3.13	Restated Articles. The Company shall have adopted the Restated Articles (including its schedules) containing the rights, preferences and privileges of the Series A Preferred Shares, in form and substance satisfactory to the Investors.
3.14	Environmental Approvals of the Group. Each Group Member shall have obtained all the approvals and qualifications from, and gone through all acceptance inspection procedures with, the competent environmental protection bureau, if applicable, for its current business, operations and construction projects, including but not limited to (i) the approvals from competent environmental protection bureau for PV Silicon’s construction of the polysilicon production plant for polysilicon production of 15,000 tons; and (ii) the approvals from competent environmental protection bureau for the trial production of LDK Solar Polysilicon’s polysilicon production of 1,000 tons.
3.15	Employment Agreement. Each employee of the Group shall have entered into a standard employment agreement in form and substance satisfactory to the Investors.
3.16	Letter of Commitment and Non-Competition, Confidentiality and Non-compete Agreement. The Founder shall have entered into a letter of commitment and non-competition in form and substance attached hereto as Exhibit A with the Company, and each of the Key Employees shall have entered into a confidentiality and non-compete agreement in form and substance satisfactory to the Investors with the Company or other member of the Group.
3.17	No Material Adverse Change. Since the date of this Agreement, there shall have been (i) no Material Adverse Change on the Group; (ii) no damage, destruction or loss to any Assets or Properties of the Group that could reasonably be expected to result in a material adverse effect on the Business or Condition of the Group, whether or not covered by insurance; or (iii) in the reasonable discretion of the Investors, no occurrence of any Material Adverse Change in the existing financial, political or economic conditions in the PRC.
3.18	Indemnification Agreement. The Company shall have entered into an indemnification agreement in such form and substance as agreed by the parties thereto with the CDBC Director appointed by the Investors.
3.19	Due Diligence. Each of the Investors shall have completed its due diligence investigation of the Group and any corrective items identified by the Investors shall have been corrected (if any) and the results of the due diligence investigation shall be reasonably satisfactory to the Investors.
3.20	Closing Deliveries. The Warrantors shall have tendered delivery of all of the various items they are required to deliver to the Investors at the Closing under Section 2.3.

3.21	Compliance with SAFE Notice. The Founder (and other legal shareholders and ultimate beneficial shareholders and option holders of the Company, if any) who are subject to the requirements in the SAFE Notice shall have completed all necessary registrations and amendment with and obtained necessary approvals from the relevant SAFE office in connection with the transactions contemplated herein and its shareholding, directly or indirectly, in PV Silicon and LDK Solar Polysilicon and provided corresponding written evidences satisfactory to the Investors prior to the Closing.
3.22	Share Pledge. The Founding Entity shall have pledged 15% of its equity interest in Solar High-Tech to CDBC and/or CDBC’ s designated company and executed a specific pledge agreement or the like (the “Share Pledge Agreement”) as satisfactory to the CDBC, and submitted relevant applications with, and received relevant acceptance notice or letter from, the competent government authorities for the approvals and registrations in connection with aforesaid pledge.
3.23	Personal Guarantee. The Founder shall have provided his Personal Guarantee for the benefit of each of the Investors in such form and substance satisfactory to the Investors in connection with the transactions and Investment IRR (as defined below) proposed herein.
3.24	No Material Change in Relevant PRC Laws. There being no material changes or foreseeable changes in the PRC Laws that would, in the sole judgment of the Investors, be likely to (a) prejudice: (i) the Investors’ subscription of the Subscription Shares; (ii) the completion of the Qualified IPO as provided in this Agreement; or (iii) the rights and benefits of the Investors under this Agreement or the Transaction Documents; or (b) have a Material Adverse Effect on the Group.
4.	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AT THE CLOSING
          The obligations of the Company to issue the Subscription Shares to the relevant Investors and to perform its other obligations hereunder relating to such issuance shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Closing Date; provided, however, that (i) any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by any Investor, except to the extent expressly so waived, and (ii) for the avoidance of doubt, the Investors’ obligations to satisfy the conditions under this Clause 4 shall be severally but not jointly.
4.1	Representations and Warranties. The representations and warranties of each Investor contained in Section 6 hereof shall be true, correct and complete at and as of the date hereof and the Closing Date as if made at and as of each such date.
4.2	Compliance with this Agreement. Each Investor shall have performed and complied with all of its agreements, obligations and conditions set forth or contemplated herein that are required to be performed or complied with by each Investor on or before the Closing Date.
4.3	Issuance of Securities Permitted by Applicable Laws. The issuance of the Subscription Shares by the Company hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents (a) shall not be prohibited by any Law, (b) shall not subject the Company to any payment, penalty or other obligations under or pursuant to any Law, and (c) shall be permitted by all Laws to which the Company or the transactions contemplated by or referred to herein or in the Transaction Documents are subject.
4.4	Shareholders Agreement. The Shareholders Agreement shall have been duly executed and delivered by the Investors.
4.5	Payment of Subscription Price. The Investors shall have paid, via wire transfer, the Subscription Price according to the Section 2.4 hereof.
5.	REPRESENTATIONS AND WARRANTIES OF THE GROUP
5.1	Warranties of the Warrantors. Unless specifically indicated otherwise, the Warrantors, in consideration for the Investors’ agreeing to subscribe for the Subscription Shares, hereby jointly and severally represent and warrant to the Investors that the statements in this Section 5, except as set forth in the disclosure schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (the contents of which shall also be deemed to be representations and warranties hereunder), are all true, correct and complete as of the date of this Agreement and as of the Closing. Each of the Warrantors hereby acknowledges that each of the Investors has relied upon such representations and warranties to enter into this Agreement. Each of the warranties and representations shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.

5.2	Updating to Completion. During the period from the date of this Agreement until the Closing, each Warrantor shall notify the Investors in writing immediately if it becomes aware of a fact or circumstance which would cause any warranty under this Section 5 to be unfulfilled, untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at any time on or prior to the Closing. Such notification shall not affect any of the conditions precedent to the Investors’ obligations or satisfaction thereof.

5.3	Warranties. Each Warrantor hereby warrants to each of the Investors that:
          (a) Corporate Organization, Existence and Power. Each Group Member: (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (iii) is duly qualified, licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to do so would not have a Material Adverse Effect on the relevant Group Member; and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
          (b) Corporate Authorization. All corporate action on the part of each Warrantor that is an entity, its respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Document to which it is a party, the authorization, issuance, reservation for issuance and delivery of all of the Subscription Shares, and, as applicable, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing. Neither the Subscription Shares nor the Ordinary Shares resulting from the conversion thereof are subject to any preemptive rights, rights of first refusal, or liens of any kind except for rights imposed under the Restated Articles and/or the Transaction Documents.
          (c) Compliance with Other Instruments. No Group Member is in, nor will the conduct of business of any Group Member as proposed to be conducted result in, any violation, breach or default of any constitutional documents of the relevant Group Member (which include, as applicable, articles of incorporation, memoranda and/or articles of association, by-laws, joint venture contracts, feasibility studies and the like), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Member is a party or by which it may be bound (the “Contractual Obligations”), or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Member. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Member not contemplated in the Transaction Documents.
          (d) Governmental Authorization; Third Party Consents. Except as set forth in Section 5.3(d) of the Disclosure Schedule, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any of the Governmental Authorities or any other Person in respect of any Law or Contractual Obligation, and no lapse of a waiting period under any Law, or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, any Group Member and the Founding Entity of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, including but not limited to, if applicable, all approvals and registration and any amendment required under the SAFE Notice.
          (e) Binding Effect; Enforceability. This Agreement has been, and each of the other Transaction Documents to which any Warrantor is or will be a party will be, duly executed and delivered by such Warrantor, and each of the Transaction Documents constitutes, or will constitute, legal, valid and binding obligations of such Warrantor enforceable against such Warrantor in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.
          (f) No Legal Bar. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents and the transaction contemplated thereunder, nor the issuance of the Subscription Shares will violate any Law or any Contractual Obligation of any Warrantor, where such violations would reasonably have or be expected to have a Material Adverse Effect on the Warrantors.

          (g) Litigation. Except as set forth in Section 5.3(g) of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration, complaint, charge or investigation (collectively, the “Actions”) pending or, to the best knowledge of the Warrantors, threatened against any Group Member, any activities, properties or assets of any Group Member or, to the best of each Warrantor’s knowledge, against any officer, director or employee of any Group Member in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company or any Group Member. No Action will result, individually or in the aggregate, in any Material Adverse Change in any Group Member. By way of example but not by way of limitation, to the best of each Warrantor’s knowledge, there are no Actions pending or threatened (or any basis therefor) relating to the prior employment of any employees or consultants of any Group Member, their use in connection with the Group’s business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties. No Group Member is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Member currently pending or which it intends to initiate.
          (h) Compliance with Laws. Each Group Member is at all times in compliance with all applicable Laws or regulations applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, and no event has occurred and no circumstance exists that (with or without notice or lapse of time), would constitute non-compliance with any applicable Laws or regulations applicable to it, except for such that, individually or in the aggregate, would not result in any Material Adverse Effect with respect to the Group.
          (i) Government Notice. No Group Member has received any written notice from any Governmental Authorities regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of any Group Member to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such that, individually or in the aggregate, would not result in any Material Adverse Effect with respect to the Group.
          (j) Legal Action. To the best Knowledge of the Warrantors, there are no legal actions, pending or threatened, against any of the Group Member alleging a violation of applicable Law regarding bribery, kickback or similar unlawful payments made to any public official by any Group Member, or any facts or circumstances which could reasonably be expected to give rise to such legal action. Additionally, to the Knowledge of the Warrantors, no Group Member, nor any director, officer or employee, or any other person authorized by the Warrantors to act for or on behalf of any Group Member, has established or maintained any fund or assets in which any Group Member shall have proprietary rights that have not been recorded in the books and records of each Group Member.
          (k) Bankruptcy/Insolvency. During the past five (5) years, none of the Warrantors has been (i) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any applicable insolvency law or the appointment of a manager, receiver, or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any regulatory organization to have violated any applicable securities, commodities or unfair trade practices law whatsoever, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
          (l) Title to Properties and Assets. Save as disclosed in Section 5.3(l) of the Disclosure Schedule, each Group Member has good and marketable title to the Assets and Properties currently held and used by it, in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind; and the Founding Entity has good and marketable title to the equity interest it holds in Solar High-Tech, subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind.
          (m) Leasehold Interests. With respect to the Assets and Properties that it leases, each Group Member is in full compliance with the terms of the relevant lease contracts and, such Group Member holds valid leasehold interests in such properties and assets free of any liens, encumbrances, security interests or claims of the lessors and any third party. No threat or claim of default under any such lease contracts to which a Group Member is a party, has been made or is outstanding against it. No party to any such lease contracts is in default under thereunder.
          (n) Asset and Property. The use, distribution, licensing, sale, or disposal of any Assets or Properties of any Group Member does not infringe, misappropriate or violate any rights of any other party.
          (o) Investigation. No action, suit, investigation or government proceeding: (i) challenging the validity, enforceability, or ownership of any asset or property of any Group Member, or (ii) alleging that the use, distribution, licensing, sale, or disposal of any Assets and Properties of any Group Member infringes, misappropriates or violates any right of any third party, is pending or is threatened by any person or entity against any Group Member. To the best knowledge of the Warrantors, there is no unauthorized use, infringement or misappropriation of any of the assets or properties of the members of the Group by any third party, employee or former employee.
          (p) Use of Real Property. The Group does not use or operate any leased real properties and all real properties are used and operated by the Group in compliance and conformity with all its Contractual Obligations and Laws.
          (q) Taxes. Each Group Member has timely filed, or will timely file, all Tax returns and reports required to be filed by them with respect to Taxes for any period ending on or before the Closing Date, and all such Tax returns and reports are true, accurate and complete in all material respects. All Taxes have been paid or will be paid by the Closing Date. No Group Member has been granted any waiver of any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. There are no Liens on any of the Assets and Properties of the Company or any Group Member that arose in connection with any failure (or alleged failure) to pay any Tax. No Group Member is a party to any income tax allocation or sharing agreement. There are no pending or, to the Warrantors’ Knowledge, threatened, actions or proceedings for the assessment or collection of Taxes against any Group Member. Each Group Member has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
          (r) Financial Statements. The Financial Statements, the true and complete copies of which shall be provided to the Investors before Closing, have been prepared by the management of the Group in accordance with HKFRS, consistently applied. The Warrantors, to their respective Knowledge, believe that the Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Group as of their respective dates, all in conformity with HKFRS, consistently applied during the respective periods in each case except as disclosed therein and except as otherwise set forth in the notes thereto. Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the debts, liabilities and obligations of any nature of respective Group Member, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with HKFRS.
          (s) Business Plan. The Business Plan of the Group, a true and complete copy of which shall be provided to the Investors before Closing, was prepared by the Group in good faith in the ordinary course of its operations consistent with past practice and after careful examination and due consideration of all relevant factors. None of the statements in the Business Plan are untrue or misleading in any way or omit to state any material fact necessary to make the statements therein not misleading. The projections contained in the Business Plan and financial projections were prepared in good faith and there is reasonable basis for such projections.
          (t) Full Disclosure. This Agreement, together with the Disclosure Schedule and all exhibits hereto, and the agreements, certificates and other documents furnished to the Investors by the Warrantors at or before the Closing (including, without limitation, the other Transaction Documents) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. Each of the Warrantors has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Subscription Shares and all information that could reasonably be expected to enable the Investors to make such decision.
          (u) Absence of Certain Changes or Events. Save as set forth in Section 5.3(u) of the Disclosure Schedule, since the Statement Date, there has not been:
(i)	any change in the assets, liabilities, financial condition or operations of any Group Member from that reflected in the Financial Statements other than changes in the ordinary course of business;

(ii)	any resignation or termination of the Founder or any Key Employee;

(iii)	any satisfaction or discharge of any Encumbrance or payment of any obligation in excess of US$15,000,000 by any Group Member, except in the ordinary course of business and that is not material to the assets, properties, financial condition, or operation of such entity (as such business is presently conducted or proposed to be conducted);

(iv)	any material and adverse change, amendment to or termination of a Material Contract (as defined below);

(v)	any material change in any compensation arrangement or amendment to any agreement with the Founder or Key Employee;

(vi)	any material sale, assignment or transfer of any Intellectual Property by any Group Member with an aggregate value in excess of US$50,000;

(vii)	any declaration, setting aside or payment or other distribution in respect of any Group Member’s capital shares or any direct or indirect redemption, purchase or other acquisition of any of such shares by any Group Member;

(viii)	any material failure to conduct business in the ordinary course;

(ix)	any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of Group Member;

(x)	any event which will have a Material Adverse Effect on the Group, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of any Group Member; or

(xi)	any agreement or commitment by any Group Member to do any of the things described in this Section 5.3(u).
          (v) Subsidiaries (General). Save for the Hong Kong Subsidiary, PV Silicon and LDK Solar Polysilicon, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding equity capital or securities convertible into equity capital of any other corporation, or (ii) any equity, voting or participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.
          (w) Corporate Details of Group Member. Section 5.3(w) of the Disclosure Schedule sets forth a true and complete list of each Group Member, listing for each entity its name, registered capital, its shareholders and their respective equity interest.
          (x) No Competition. Other than the Group, there are no other corporations, partnerships, joint ventures, associations or other entities that are in competition with any Group Member in which the Founder owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.
          (y) Capitalization; Shareholders List. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:
(i)	Ordinary Shares. A total of 4,760,000,000 authorized Ordinary Shares, par value US$0.10 per share of the Company, of which 1,060,000,000 shares are issued and outstanding.

(ii)	Preferred Shares. A total of 240,000,000 authorized Series A Preferred Shares, par value US$0.10 per share, each initially convertible into one Ordinary Share, none of which are issued and outstanding.

(iii)	Options, Warrant, Reserved Shares. The Company has authorized sufficient Ordinary Shares for issuance upon the conversion of the Subscription Shares. Except for (a) the conversion privileges of the Subscription Shares; (b) the preemptive rights provided in the Shareholders Agreement to be entered into at the Closing; (c) up to 130,000,000 Ordinary Shares representing up to 10% of the total issued and outstanding share capital of the Company upon Closing reserved for issuance to the Key Employees and officers of the Company pursuant to the Company’s stock incentive options plan (the “ESOP Plan”) to be adopted by the Company; the terms of such ESOP Plan, granting amount, exercise price and vesting schedule thereto shall be approved by CDBC Director and provided to each Investor, and (d) as expressly contemplated hereby, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 5.3 and the Shareholders Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).
          (z) Valid Issuance of Shares.
(i)	The Subscription Shares when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens and Encumbrances and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws or the Shareholders Agreement). The Ordinary Shares issuable upon conversion of the Subscription Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens and Encumbrances and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws or the Shareholders Agreement).

(ii)	All presently outstanding Ordinary Shares of the Company, when issued, were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws or as contemplated under the Transaction Documents) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

(iii)	The issuance of the Subscription Shares and all presently outstanding Ordinary Shares has not been and will not be, as the case may be, subject to preemptive rights in favor of any Person nor subject to the consent or approval of any Person or under any Law and will not result in the issuance of any additional shares of equity capital of the Company or the triggering of any anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Company.
          (aa) Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Shares. Assuming the correctness of the representations and warranties made by the Investors in the Transaction Documents and the compliance by the Investors of their covenants contained in the Transaction Documents, no registration of the Shares or Ordinary Shares issuable upon conversion of the Subscription Shares pursuant to the provisions of the Securities Act will be required for the offer, sale or issuance of the Shares pursuant to this Agreement or of the Ordinary Shares issuable upon the conversion of the Subscription Shares. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Shares or any other security so as to require the registration of the Shares or Ordinary Shares issuable upon conversion of the Subscription Shares pursuant to the provisions of the Securities Act , unless such Shares or Ordinary Shares issuable upon conversion of the Subscription Shares are so registered.
          (bb) Patents, Trademarks, etc. The Group owns or possesses all legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary to the conduct of its business as now conducted and (ii) all patents and patent rights, as are necessary to the conduct of the Group’s business as now conducted, without any known conflict with, or infringement of, the rights of others. To the Knowledge of the Warrantors, no product or service marketed or sold (or proposed to be marketed or sold) by any Group Member violates or will violate any license or infringe any intellectual property rights of any third party. To the Knowledge of the Warrantors, no Intellectual Property Right or process, method, substance or other material presently sold by or employed by any Group Member, infringes upon Intellectual Property Rights that are owned by any third party. No litigation is pending and no claim has been made against any Group Member or, to the Knowledge of the Warrantors, is threatened, contesting the right of any Group Member to sell or use any Intellectual Property Right or product, process, method, substance or other material presently sold by or employed by any Group Member. No Group Member has asserted any claim of infringement, misappropriation or misuse by any Person of any Intellectual Property Rights owned by any Group Member or to which any of them has exclusive use. Each Group Member has taken all necessary measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights.
          (cc) Section 5.3(cc) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights owned, licensed to or used by the Group, whether registered or not, and a complete and accurate list of all licenses granted by such Group to any third party with respect to any Intellectual Property Rights. There is no pending or, to the Knowledge of the Warrantors, threatened, litigation against any Group Member, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any intellectual property right of any third party.

          (dd) No proceedings or claims in which any Group Member alleges that any person is infringing upon, or otherwise violating, the Intellectual Property Rights or the Intellectual Property Rights of any Group Member are pending, and none has been served, instituted or asserted by any Group Member;
          (ee) It will not be necessary to utilize in the course of the Group’s business operations any inventions of any of the employees of the Group made prior to their employment with the Group, except for inventions that have been validly and properly assigned or licensed to the Group as of the date hereof;
          (ff) Each Group Member has taken all security measures that in the judgment of the Warrantors are commercially prudent in order to protect the secrecy, confidentiality, and value of the Intellectual Property Rights listed in Section 5.3(cc) of the Disclosure Schedule.
          (gg) Environmental Matters. Each Group Member has obtained all Licenses that are required in respect of its business, operations or assets and properties under applicable Environmental Laws. Each Group Member has complied with all applicable Environmental Laws relating to any activities and operations of the Group at all times and there has been no proceedings pending or, to the Knowledge of the Group, threatened against the Group with respect to the breach of any applicable Environmental Laws or existence of any circumstance which may give rise to or result in violation of any Environmental Laws.
          (hh) Labor Relations. Except as disclosed in Section 5.3(hh) of the Disclosure Schedule, no employee of Group Member is presently a member of a collective bargaining unit and there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of any Group Member. During the past three years, each Group Member has complied in all material respects with all applicable Laws relating to the employment of labor. No member of the Group has any outstanding undischarged liability to pay to any governmental or regulatory authority or administrative institution in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by any member of the Group. To the Knowledge of the Group, there are no claims pending against any member of the Group by or in respect of any employee or other personnel or former employee or other personnel in respect of any accident, injury, unpaid salaries, overtime pay, severance pay, social contributions, holidays or any other matter arising from his employment or engagement.
          (ii) Affiliate Transactions. Except as set forth on Section 5.3(ii) of the Disclosure Schedule, as applicable, none of the Founder, Founding Entity, Solar High-Tech, or officer, director or shareholder or other security holder of any Group Member or any Affiliate of any of them (each of the foregoing, a “Related Party”): (i) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, or customer of Group Member; or (ii) has any cause of action or other claim whatsoever against, has any Indebtedness to or has advanced any amount to, any Group Member, nor is any Group Member indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof).
          (jj) Governmental Licenses. Section 5.3(jj) of the Disclosure Schedule contains a true and complete list of all Licenses used in and material to the business or operations of the Group (except for registered Intellectual Property Rights, which are set forth in Section

5.3(cc) of the Disclosure Schedule). Except as disclosed in Section 5.3(jj) of the Disclosure Schedule:
(i)	each Group Member validly holds all material Licenses that are necessary for the conduct of its business or operations;

(ii)	each License listed in Section 5.3(jj) of the Disclosure Schedule is valid, binding and in full force and effect; and

(iii)	no Group Member is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.
          (kk) Without limiting the generality of sub-paragraph (jj) above, all material Licenses required under PRC Law for the due and proper establishment and operation of each Group Member as it is currently conducted have been duly obtained from the relevant PRC authorities and are in full force and effect. All filings and registrations with the relevant PRC authorities required in respect of each Group Member and their operations have been completed.
          (ll) The constitutional documents of PV Silicon and LDK Solar Polysilicon have been duly approved in accordance with the Laws of the PRC and are valid and enforceable.
          (mm) The business scope specified in the business licenses of PV Silicon and LDK Solar Polysilicon complies with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of PV Silicon and LDK Solar Polysilicon in accordance with the constitutional documents is in compliance with the Laws of the PRC.
          (nn) Each Group Member has passed its annual inspection by the relevant governmental authorities for their operation in its last three years (where applicable).
          (oo) Section 5.3(oo) of the Disclosure Schedule contains a complete and accurate list of (i) all Contractual Obligations in full force and effect to which each Group Member is bound that involve obligations of (contingent or otherwise) or revenues to any Group Member in excess of US$15,000,000, (ii) the license or transfer of Intellectual Property Rights or other proprietary rights to or from any Group Member involving obligations of (contingent or otherwise) or revenues to any Group Member in excess of US$50,000, (iii) any Contractual Obligations that affect the assets, properties, financial condition, operation or business of any Group Member in material respects, including but not limited to any Contractual Obligations having an effective term of more than one year or payments in excess of US$15,000,000, other than (x) the Transaction Documents, (y) purchase orders in the ordinary course of business, and (z) any other contracts, agreements, commitments and other Contractual Obligations of each Group Member that do not extend beyond one year from the date hereof and involve the receipt or payment of not more than US$15,000,000. Each of the contracts, agreements, commitments and other Contractual Obligations of each Group Member required to be set forth in Section 5.3(oo) of the Disclosure Schedule (the “Material Contracts”) is in full force and effect. No Group Member is in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the Knowledge of the Warrantors, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. No approval or consent of any Person is needed for all of the material contracts to continue to be in full force and effect;
          (pp) There are no Contracts of any Group Member containing covenants that in any material way purport to restrict the business activity of Group Member, or limit in any material respect the freedom of any Group Member to engage in any line of business that each of them is currently engaged in or proposes to engage in, to compete in any material respect with any entity or to obligate in any material respect any Group Member to share, license or develop any product or technology;
          (qq) No Group Member has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged or potential material violation or material breach of, or material default under, any Material Contract.
          (rr) Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback registration rights, to any Person. To the Warrantors’ knowledge, except as contemplated in the Shareholders’ Agreement, no shareholder of any Group Member has entered into any agreements with respect to the voting of shares in the capital of any Group Member. Except as contemplated by or disclosed in the Transaction Documents, none of the Warrantors is a party to or has any Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Member.
          (ss) Labor Agreements and Actions; Employee Compensation. To the Knowledge of each Warrantor, there is no officer or Key Employee, or any group of Key Employees, that intend to terminate their employment with any Group Member, nor does any Warrantor have a present intention to terminate the employment of any of the foregoing. Each Group Member has complied in all material respects with all applicable Laws related to employment.
          (tt) Books and Records. The minute books and similar records of the Group, including without limitation, those of the Company, PV Silicon and LDK Solar Polysilicon, accurately reflect all material actions taken by the shareholders, board of directors and committees of the board of directors of such entity at any meetings thereof, and of all written consents executed in lieu of a meeting, through the date of this Agreement.
          (uu) Liabilities. Except as arising under the Material Contracts, no Group Member has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, and (ii) trade or business liabilities incurred in the ordinary course of business.
          (vv) Conflicts. To the Knowledge of each Warrantor, the Founder is not obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or its Subsidiaries or that would conflict with the business of the Company or its Subsidiaries as presently conducted.
          (ww) Confidential Information and Non-competent Agreements. Each employee, consultant and officer of the Group has executed a confidentiality and non-compete agreement with the Group substantially in the form or forms delivered to the Investors. No

Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s confidential and non-competent agreement. To the Knowledge of each of the Warrantors, none of the Key Employees of the Group is in violation of his confidentiality and non-compete agreement.
          (xx) PV Silicon, LDK Solar Polysilicon and Solar High-Tech. Except as disclosed in Section 5.3(xx) of the Disclosure Schedule:
(a)	At the date of this Agreement, the Company owns beneficially and of record one hundred percent (100%) of the issued and outstanding shares of the Hong Kong Subsidiary, one hundred percent (100%) of the equity interest in LDK Solar Polysilicon and eighty-five (85%) of the equity interest in PV Silicon and Solar High-Tech owns the remaining fifteen percent (15%) of the equity interest in PV Silicon.

(b)	Upon the completion of the shareholding restructuring as contemplated in Section 8.5 hereof,, each of PV Silicon and LDK Solar Polysilicon will be wholly owned, directly or indirectly, by the Hong Kong Subsidiary and the Company in accordance with applicable PRC rules and regulations. The registered capital of each of PV Silicon, LDK Solar Polysilicon and Solar High-Tech has been fully paid as required under PRC Laws and regulations. Section 5.3(xx) of Disclosure Schedule sets forth the legal and beneficial owners of equity interest in PV Silicon, LDK Solar Polysilicon and Solar High-Tech and all such equity interests are free of any Encumbrance except as contemplated under the Transaction Documents. There are no outstanding rights, or commitments made by PV Silicon or LDK Solar Polysilicon or Solar High-Tech or any of their respective investors and owners, to issue, purchase, pledge or sell any equity interest in PV Silicon, LDK Solar Polysilicon or Solar High-Tech.
(i)	Save as disclosed in Section 5.3 (xx) of Disclosure Schedule, neither PV Silicon nor the LDK Solar Polysilicon has any Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture association or other entity, or maintain any offices or branches or subsidiaries except for their registered offices.

(ii)	The incorporation and operation documents relating to PV Silicon, LDK Solar Polysilicon and Solar High-Tech are valid and have been duly approved or issued (as applicable) by competent PRC authorities and are valid and in full force.

(iii)	All consents, approvals, authorizations or licenses requisite under the PRC Law for the due and proper establishment and operation of PV Silicon and LDK Solar Polysilicon as currently operated or contemplated to be operated have been duly obtained from the relevant and competent PRC authorities and are in full force and effect.

(iv)	All filings and registrations with the PRC authorities required in respect of PV Silicon and LDK Solar Polysilicon and their respective operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, as applicable, have been duly completed in accordance with the relevant rules and regulations.

(v)	Neither PV Silicon nor LDK Solar Polysilicon is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by PV Silicon and LDK Solar Polysilicon.

(vi)	Each of PV Silicon and LDK Solar Polysilicon has been conducting its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including without limitation, producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

(vii)	Each Warrantor has no reason to believe that any approvals, licenses or permits requisite for the conduct of any part of PV Silicon’s and LDK Solar Polysilicon’s businesses which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities, based on the current circumstances.

(viii)	All applicable Laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of PV Silicon and LDK Solar Polysilicon, as applicable, including, where applicable, the registration of foreign exchange laws, have been and will continue to be fully complied with, and all requisite approvals from SAFE in relation thereto have been duly obtained.

(ix)	With regard to employment and staff or labour management, each of PV Silicon and LDK Solar Polysilicon has complied with all applicable PRC Laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.
6.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
          Each Investor hereby, severally but not jointly, represents and warrants to the Company and other Warrantors that:
6.1	Authorization; No Contravention. Each Investor is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) does not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, any Law, or any order or decree directly relating to it.
6.2	Binding Effect. This Agreement has been duly executed and delivered by it and this Agreement constitutes legal, valid, binding and enforceable obligation of each Investor, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. All corporate actions on the part of each Investor necessary for the authorization, execution and delivery of each other Transaction Document to which it is a party and the performance of its obligations under each such other Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing.
6.3	Status of Investor. It is either an “accredited investor” as such term is defined in Regulation D under the Securities Act or is purchasing the Subscription Shares pursuant to Regulation S or another exemption available under the Securities Act from the registration requirements thereunder.
6.4	Purchase for Own Account. The Subscription Shares to be acquired by it pursuant to this Agreement are being or will be acquired for its own account, with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Subscription Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If any Investor should in the future decide to dispose of any of the Subscription Shares, such Investor understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Each Investor agrees to the imprinting of a legend on certificates representing the Subscription Shares and the Ordinary Shares that the Subscription Shares are convertible to the following effect:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

7.	COVENANTS AND UNDERTAKINGS OF THE GROUP BEFORE CLOSING
In consideration for the Investors agreeing to subscribe for the Subscription Shares, each of the Warrantors hereby covenants and agrees with the Investors that, that it will, at all times from and after the date hereof until the Closing, comply with or procure the Group to comply with all covenants and provisions of this Section, except to the extent the Investors may otherwise consent in writing.
7.1	Governmental Authorization; Third Party Consents. The Group will (a) take all necessary steps, and proceed diligently and in good faith, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person that are required by the Group to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request and (c) cooperate with the Investors as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons that are required by the Investors to consummate the transactions contemplated hereby.
7.2	Notice and Cure. Each Warrantor will notify the Investors promptly (but in no event later than three days of its getting knowledge)in writing of, and contemporaneously will provide the Investors with true and complete copies of any and all information or documents relating to, and will use reasonable best efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of any Group Member under this Agreement to be breached or that renders or will render untrue any representation or warranty of any Group Member contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance, or any litigation pending or threatened, or any other event, including potential liabilities to the Company, which will cause Material Adverse Effect. The Company also will notify the Investors promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by any Group Member in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. For the avoidance of doubt, nothing in this section shall prejudice the rights and remedies of each of the Investors under this Agreement and nothing shall constitute a waiver of any claim which the Investors are entitled to under this Agreement
7.3	Conduct of Business. The Group will, and will cause each of its Subsidiaries to, continue to conduct its business in the ordinary course consistent with the manner as it was conducted on the date hereof and use all reasonable efforts to preserve intact its current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them unless otherwise permitted under the Transaction Documents. Without limiting the foregoing, the Group will not, and will not permit any of its Subsidiaries, to do any of the following actions unless permitted under the Business Plan, or as contemplated under the Transaction Documents, or by the prior written consent of the Investors (not to be unreasonably withheld or delayed):
(a)	make any change in the scope of business;

(b)	other than the renewal of the existing contracts or agreements, borrow any money in excess of US$20,000,000;

(c)	enter into any transaction, or make any payment or commitment, involving an expense or capital expenditure in excess of US$20,000,000 in the ordinary course of business or US$5,000,000 not in the ordinary course of business;

(d)	other than statutory lien or that with a value less than US$10,000,000, make or suffer to exist any lien, security interest, pledge or other encumbrance on any of the assets of the Group or any of its Subsidiaries;

(e)	dispose of any of its assets except for sales of inventory in the ordinary course of business or that with a value less than US$10,000,000;

(f)	enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, or the purchase of other assets (tangible or intangible) except in each case for a lease or contract involving aggregate payments of less than US$2,500,000 entered into in the ordinary course of business consistent with past practice, or enter into any agreement that would be an agreement material to the Group or its Subsidiaries;

(g)	redeem or repurchase any of its equity securities;

(h)	make any change to rights attaching to any of its issued securities or grant any right to the holders of any securities issued by it;

(i)	appoint or remove its auditor;

(j)	commence any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement;

(k)	settle any material litigation, arbitration or administrative proceeding that is of a value exceeding US$3,000,000;

(l)	pay any bonus or increased salary out of ordinary course of business, or pay any royalty or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such Person, or enter into or adopt any new employment plan of any type;

(m)	materially change accounting methods or policies or revalue, write off or write up the value of any inventory, accounts receivable or other assets other than as required by applicable generally accepted accounting principles;

(n)	declare, set aside or pay any cash or share dividend or other distribution in respect of share capital;

(o)	amend or terminate any contract, agreement or license to which it is a party out of ordinary course of business or any other agreement material to the business of the Group;

(p)	lend any amount to any Person not a Group Member, other than advances to employees for travel and expenses which are incurred in the ordinary course of business consistent with past practice, which travel and expenses shall be documented by receipts for the claimed amounts;

(q)	enter into a guaranty or agree to act as a surety for any third party obligation of a Person other than a Group Member except for the endorsement of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

(r)	waive or release any material right or claim except in the ordinary course of business consistent with past practice;

(s)	save as contemplated under the Transaction Documents, issue or sell any of its share capital or any of its other securities, including warrants, subscriptions, options, convertible securities or other commitments to issue shares of share capital, or accelerate the vesting of any such outstanding option or security;

(t)	split or combine the outstanding shares of any class or enter into any recapitalization affecting the number of outstanding shares of any class or affecting any other of its securities;

(u)	merge, de-merge, consolidate or reorganize with, or acquire any Person;

(v)	amend its Restated Association, except as contemplated under this Agreement;

(w)	agree to any audit assessment by any tax authority or file any extraordinary or amended income, franchise or corporation tax return;

(x)	license or transfer any of the assets of the Group other than in the ordinary course of business or in connection with the transactions contemplated in the Transaction Documents;

(y)	materially change the amount or scope of any insurance coverage;

(z)	terminate the employment of any Key Employee without cause;

(aa)	acquire any assets (including intangible assets) with a book value or cost in excess of US$2,500,000, other than in the ordinary course of business;

(bb)	make any payments outside the ordinary course of its business consistent with existing agreements;

(cc)	commence a lawsuit which seeks injunctive relief or is brought against any customer of the Group and its Subsidiaries, other than in the ordinary course of its business;

(dd)	enter into any agreement, arrangement or transaction with any Person that is an Affiliate of any director, officer or shareholder of such entity,; or

(ee)	agree to do any of the things described in the preceding Section 7.3(a) through 7.3(dd).
     Without prejudice to Clause 7.3 above, each Warrantor covenants that:

(a)	it will do all such acts and things, executes all such deeds and documents, and pays all such fees and other costs as are reasonably necessary for ensuring that the Warranties contained in this Agreement are true and accurate as at Closing;

(b)	it will keep the Investors informed on request and from time to time of all progress in relation to any steps taken or to be taken to ensure that the Warranties contained in this Agreement are true and accurate as at Closing; and

(c)	each of the approvals, consents, deeds and other documents required under this Agreement is to the extent possible provided in advance to Investors or their legal advisers for review, and is in such form as the Investors or their legal advisers may approve (such approval not to be unreasonably withheld or delayed).
7.4	No Other Negotiations. The Group, its Subsidiaries, the Founder and the Founding Entity will not, and will not authorize any officer, director, employee, agent, Affiliate, attorney or investment banker of the Group or any of its Subsidiaries, or any other Person, on its or their behalf, directly or indirectly, to (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning the subscription of the Subscription Shares (“Alternative Transaction”) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Group and/or its Subsidiaries and/or the Founder are not interested in any Alternative Transaction); (iii) furnish any information regarding the Company or its Subsidiaries to any Person in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company and/or its Subsidiaries will not consider any Alternative Transaction); (iv) participate in any discussions or negotiations with any Person with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Group and/or its Subsidiaries will not consider any Alternative Transaction); (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than the Investors) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between the Group and/or its Subsidiaries and any third party that is related to, provides for or concerns any Alternative Transaction.

7.5	Satisfaction of Conditions Precedent. Each of the Group and the Founder will use all reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 4, to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

7.6	Existing Insurance Policies. As soon as practicable, the Group shall amend its current liability insurance to cover all assets and other items of the Group and all of its Subsidiaries in accordance with the industry practice in an amount of not less than US$100,000,000 and otherwise on terms reasonably acceptable to the Investors.

7.7	The foregoing provisions under this Section 7 and the provisions below under Sections 8.8, 8.9 and 8.10, to the extent not already terminated prior to such time, shall automatically terminate upon the closing of a Qualified IPO without any additional act or thing, whereupon the Group shall be subject to the laws, rules and regulations applicable to it as a public company.

8.	OTHER COVENANTS AND UNDERTAKING OF THE GROUP, THE FOUNDING ENTITY AND THE FOUNDER

Each of the Warrantors covenants and agrees with the Investors that it will, at all times after Closing and until the Qualified IPO, comply with or procure the Group, the Founder or the Founding Entity to comply with all covenants and provisions of this Section, except to the extent the Investors may otherwise consent in writing.

8.1	Restriction of Shares. Without prior written consent of the Investors, prior to the Qualified IPO of the Company, the Founder and the Founding Entity shall not sell, assign or otherwise dispose of in any manner, or create any options or other derivative products over, any of the shares or equivalent shares they hold directly or indirectly in the Company or the Group, except as contemplated under the Transaction Documents.

8.2	Non-Competition. Each of the Founder and Founding Entity will not directly or indirectly, during the period of the Founding Entity’s holding shares in the Company and for a period ending two (2) years from the date of the transfer of all the shares held by such Founding Entity in the Company to other third parties (the “Period of Non-Competition”), (i) engage in any business activities in competition with the Company or the other Group; (ii) solicit or entice away or attempt to solicit or entice away any staff or employee from any Group Member; (iii) solicit or entice away or attempt to solicit or entice away any customer, client, representative, agent or correspondent from any Group Member.

8.3	Qualified IPO. Each of the Warrantors will use its reasonable best efforts to effect the listing of the shares of the Company pursuant to a registration statement or similar document that is filed with and declared effective by the Governmental Authority in accordance with relevant securities Laws of any jurisdiction on an internationally recognized stock exchange acceptable to all of the Investors (including but not limited to Shanghai Stock Exchange, Shenzhen Stock Exchange, New York Stock Exchange or the Stock Exchange of Hong Kong, as applicable), pursuant to which the public offering shares shall be not less than 15% of the total outstanding shares of the Company post public offering, and the offering price of the public offering shall be, subject to the share split, combination, share dividend, contribution or other similar adjustments, (i) not less than US$1.364 per Share if aforesaid listing occurs within one year following the Closing; or (ii) the price as mutually agreed by the parties hereof and in no event less than US$1.364 per Share if aforesaid listing takes place after one year following the Closing (the “Qualified

IPO”). The Warrantors shall take all reasonable actions necessary to list and trade the shares then held by the Investors on the aforesaid stock exchange to the extent permitted by such stock exchange.

8.4	Release of Encumbrance. Within six months from Closing, any guarantee, mortgage, pledge or encumbrance provided by either PV Silicon or LDK Solar Polysilicon for the benefit of any third party other than PV Silicon or LDK Solar Polysilicon shall be fully released and discharged.

8.5	Completion of Shareholding Restructuring. Each of the Warrantors and Solar High-Tech covenants that, within three months upon the Closing, 100% of the equity interest of both PV Silicon and LDK Solar Polysilicon shall be transferred to the Hong Kong Subsidiary and all relevant approvals and licenses shall be obtained (the “Post-Closing Restructuring”). A PRC legal opinion and other applicable legal opinions may be required by the Investors should be delivered by the Warrantors to the Investors upon the completion of the Post-Closing Restructuring.

8.6	Social Insurance and Housing Funds. As soon as practicable following the Closing, each of PV Silicon and LDK Solar Polysilicon shall complete the social insurance registration and housing fund registration with the competent government authorities, and make up the payment of the social insurance fees and housing funds for all of its employees since its inception to the extent acceptable to the competent government authorities.

8.7	Qualification and approvals of the Group. Other than the approvals or licenses which have been obtained by the applicable Group Member prior to the Closing, each Group Member undertakes, within six months following the Closing (but in no event later than the Qualified IPO), to obtain all the other approvals, licenses, certificates and qualifications from any jurisdiction and authority, or gone through all acceptance inspection procedures for its current business and operations, and assets, properties currently owned or used by PV Silicon and LDK Solar Polysilicon, including but not limited to (i) the approvals from competent environmental protection bureau, fire protection authorities and work safety supervision authorities for the project construction and polysilicon production of PV Silicon and LDK Solar Polysilicon; (ii) government approvals and land use right certificates for the land currently used by LDK Solar Polysilicon and property ownership certificates for the buildings and constructions of the polysilicon production plant of 10,000 tons of PV Silicon.

8.8	Board of Directors.
(a)	The Company shall have a Board consisting of a maximum of ten (10) directors, of which (i) one (1) Director shall be appointed by CDBC (the “CDBC Director”) at or prior to the Closing, (ii) three (3) Directors shall be appointed as independent non-executive director in accordance with the then applicable stock exchange rules after Qualified IPO (the “Independent Directors”).

(b)	Subject to applicable Laws, the CDBC Director, in the case of his absence, shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative, it being understood, acknowledged and confirmed by CDBC that any vote or decision taken by such alternate at any such Board meeting shall constitute the vote and decision of the CDBC Director as if so taken by the CDBC Director him/herself at such Board meeting, with full reliance permitted on such vote and decision.

(c)	The Board and all committees thereof shall meet in person or by teleconference no less than once every half year. The Company shall reimburse all reasonable, documented expenses of all the Directors and all the persons of the committees related to all activities of the Board and all committees thereof, including but not limited to attending the meetings of the Board and all committees thereof.
8.9	Board Observers. Each of the Investors other than CDBC shall be entitled to appoint/remove an observer to the Board of Directors and each committee thereof to receive notice for and to attend board of directors or board committee meetings of the Company and each of the other members of the Group in a non-voting observer capacity (each, an “Observer”), it being understood, acknowledged and confirmed by each such Investor that any action or omission by its Observer with respect to any such meeting shall constitute the action or omission of such Investor as if committed by such Investor, with full responsibility attached to such action or omission. The Company shall provide each such Observer copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors or committee members.

8.10	IRR, Pledge and Guarantee. Each Warrantor covenants that it will assure an internal rate of return of the investment of 23% or higher (the “Investment IRR”) on Subscription Price paid by such Investor proposed herein. The Founding Entity shall pledge 15% of its equity interest in Solar High-Tech to CDBC and/or CDBC’s designated company and execute a relevant pledge agreement or the like as reasonably satisfactory to CDBC and will, immediately following the Closing, obtain or complete all necessary approvals or registrations with competent government authorities, which pledge shall expire and automatically terminate immediately prior to the Qualified IPO. In the event the Warrantors fails to fulfill the Investment IRR for the benefit of CDBC, CDBC and/or CDBC’ s designated company shall have the right to exercise aforesaid pledge at any time in accordance with applicable law. In addition, the Founder shall further provide his personal joint liability guarantee for the benefit of each of the Investors in such form and substance satisfactory to the Investors in connection with the transactions and Investment IRR proposed herein (the “Personal Guarantee”). For the avoidance of doubt, if for whatever reasons that the Personal Guarantee need to be terminated for the purposes of the Qualified IPO pursuant to applicable Laws and the Qualified IPO does not eventually take place within 30 Business Days after the termination, the Founder shall, and each of the member of the Group shall cause the Founder to, as soon as practicable: (i) resume the guarantee and the transactions under the Personal Guarantee automatically in accordance with applicable Laws; or (ii) provide the guarantee under the Personal Guarantee or provide another guarantee, encumbrance or the like in manner satisfactory to the Investors; and (iii) execute all documents and do all such actions to effect and perfect the foregoing.

8.11	Sale of Shares held by Investors. Each of the Company and the Founder hereby undertakes to each Investor that, upon an initial offering of the shares to the public, each Investor shall have the right to sell up to the respective percentage of the outstanding shares of the Company held by such Investor set forth below (calculated on a fully diluted and converted basis) to the public at a price not less than the price per share at the initial public offering (subject to the share split, combination, share dividend, contribution or other similar adjustments):
(i)	up to twenty percent (20%) of the outstanding shares of the Company held by CDBC;

(ii)	up to twenty percent (20%) of the outstanding shares of the Company held by Excel Rise Holdings Limited;

(iv)	up to twenty percent (20%) of the outstanding shares of the Company held by Prosper East Limited; and

(v)	up to twenty percent (20%) of the outstanding shares of the Company held by Oxygen Infrastructure Investment Limited.
8.12	Redemption. If:
(i)	prior to the Qualified IPO, any of the Warrantors or Solar High-Tech is in material breach of the terms and conditions of the Transaction Documents, including but not limited to, the failure to consummate the Post-Closing Restructuring and the transactions under Section 8.5 and Section 8.7 herein; or

(ii)	the Company has not completed a Qualified IPO within two (2) years following Closing, each Investor shall be entitled to, voting as a separate class on an as converted basis may, at its sole discretion, require the Company and/or the Founding Entity to redeem or purchase (out of funds legally available therefor including capital) within two (2) months from the Company’s receipt of the Investors’ written notice, any and/or all the Subscription Shares held by such Investor, at a redemption/purchase price (the “Redemption Price”) with respect to Subscription Shares held by such Investor equal to, unless otherwise required by relevant applicable laws, one hundred percent (100%) of the Subscription Price paid by such Investor for the shares to be redeemed or purchased (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus twenty-three percent (23%) of an internal rate of return for the Subscription Price paid by such Investor (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), and minus the dividends having been paid to such Investor, in each case as proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

8.13	Anti-dilution. Without prior written consent of each Investor, the Company shall not issue any New Securities (as defined below) for a consideration per share less than the Subscription Price plus twenty-three percent (23%) of an internal rate of return for the Subscription Price paid by such Investor from the date of Closing to the date of such proposed new issue (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) (the “Floor Price”) on the date the Company fixes the offering price of such New Securities. In case the Company issues any New Securities at a price less than the Floor Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on the date the Company fixes the offering price of such New Securities upon prior written consent of the Investors, then in each such case the Subscription Price prior to the issuance of such New Securities (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) shall be adjusted to the price at which such New Securities are issued and the relevant Subscription Shares or shares converted from such Subscription Shares shall be adjusted to reflect aforesaid adjustment so that the number of shares shall be such number of shares that is equivalent to the Subscription Shares multiplied by the Floor Price and divided by the offering price per share of such New Securities. For the avoidance of doubt, “New Securities” means all Ordinary Share Equivalents, provided that the term “New Securities” does not include the securities issuable upon conversion of any of the Subscription Shares, or as a dividend or distribution on the Subscription Shares; and for the purposes of this Section 8.13, the Ordinary Share Equivalents means warrants, options and rights exercisable for ordinary shares or securities convertible into or exchangeable for ordinary shares of the Company.

8.14	ESOP. Each of the Company and the Founder hereby undertakes to each Investor that, immediately prior to the consummation of Qualified IPO, the Ordinary Shares subject to the options which may be granted to the Key Employees and officers following Closing shall not exceed (three) 3% of the total amount of the Ordinary Shares reserved under the ESOP Plan; notwithstanding the above, if recommended by the Company and approved by each of the Investors, the Company may grant additional options representing up to one percent (1%) of the total amount of the Ordinary Shares reserved under the ESOP Plan prior to Qualified IPO.

8.15	Update of SAFE Registration. As soon as practicable and within one (1) month following the Closing, the Founder (and other legal shareholders and ultimate beneficial shareholders and option holders of the Company, if any) who are subject to the requirements in the SAFE Notice shall complete the update of the registrations or filing with the competent SAFE office in connection with the transactions proposed herein.

8.16	D&O Insurance Policy. The Group shall purchase and obtain directors and officers insurance policy covering the directors and officers of the Company in an amount of not less than US$20,000,000 within three months following the Closing (but in no event later than the date of Qualified IPO).

8.17	Access to Information.
(a)	Before and following the Closing, each of the Group and its Subsidiaries covenant and undertake to provide to the Investors (i) quarterly un-audited consolidated financial statements within forty-five (45) days from the end of each quarter; (ii) un-audited annual consolidated financial statements of the Company within sixty (60) days after the end of each fiscal year; (iii) a draft of the annual consolidated financial reports of the Company within ninety (90) days after the end of each fiscal year; and (iv) audited annual consolidated financial reports of the Company within six (6) months after the end of each fiscal year, prepared in accordance with HKIFRS by KPMG; and (iv) an annual consolidated budget of the Company for the following fiscal year within thirty (30) days prior to the end of each fiscal year.

(b)	Before and following the Closing, each of the Group and its Subsidiaries will provide the Investors and their properly authorized agents with full access to their respective files, books, records and offices upon reasonable notice and during normal business hours, including, without limitation, any and all information relating to their taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition in each case as requested by the Investors. Each of the Company and its Subsidiaries will request that its accountants cooperate with the Investors and such agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.
8.18	Books and Records. Before and following the Closing, the Group shall maintain and update the minute books and similar records of each Group Member in compliance with best corporate practices to ensure that such minute books accurately reflect all material actions taken by the shareholders, board of directors and committees of the board of directors of each such entity and any meetings thereof, and of all written consents executed in lieu of a meeting.

8.19	Approval for LDK Solar Polysilicon. Each Warrantor covenants to the Investors that, within eighteen months following the Closing, LDK Solar Polysilicon shall obtain all the necessary approvals from all the competent government authorities, including but not limited to the environmental protection bureau and work safety supervision authorities, for the trial production of LDK Solar Polysilicon’s 3,000 tons polysilicon production.

9.	PERFORMANCE COMPENSATION AND ADJUSTMENT

9.1	Calculation. Following the issue of the 2010 Financials and 2011 Financials, as applicable:
(d)	If the Company fails to achieve an audited consolidated net profit of not less than 95% of US$40,000,000 in year 2010 as calculated under the HKFRS, then the Warrantors shall, on a joint and several basis, within seven Business Days upon release of the 2010 Financials, pay to each Investor in cash in an amount (“2010 Compensation”) equal to: Subscription Price paid by such Investor x (1-actual audited consolidated net profit of the Company in year 2010 / US$40,000,000), provided that the 2010 Compensation payable to each Investor shall not exceed 23% of the Subscription Price paid by such Investor; and

(e)	If the Company fails to achieve an audited consolidated net profit of not less than 95% of US$200,000,000 in year 2011 as calculated under the HKFRS,

then the Warrantors shall, on a joint and several basis, within seven Business Days upon release of the 2011 Financials, pay to each Investor in cash in an amount (“2011 Compensation”) equal to: Subscription Price paid by such Investor x (1-actual audited consolidated net profit of the Company in 2011 / US$200,000,000); provided that the 2011 Compensation payable to each Investor shall not exceed 23% of the Subscription Price paid by such Investor.
     Notwithstanding the forgoing, if the Company consummates the Qualified IPO by December 31, 2011, the Founding Entity will have no obligation to pay the 2011 Compensation to any Investor.
9.2	Exclusions. The calculation of consolidated net profit used in determining the 2010 Compensation and 2011 Compensation shall exclude any non-cash charge purely generated by the accounting treatment of the Series A Preferred Shares under HKFRS and all non-recurring or extraordinary items.

10.	SURVIVAL AND INDEMNITY

10.1	Survival of Representations and Warranties. All of the representations and warranties made herein (including in the Disclosure Schedule) and in any other Transaction Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, any investigation by or on behalf of the Investors, allotment and issuance of the Subscription Shares and payment therefor, or termination of this Agreement.

10.2	Warranty Indemnities. In event of: (a) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents, or (b) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) or (b), a “Breach”), the Warrantors shall, jointly and severally, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Investors). Notwithstanding the foregoing, the Warrantors shall also jointly and severally indemnify each Investor and its respective Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any losses, liabilities, damages, liens, penalties, settlements, deficiencies, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any of the foregoing (but excluding any consequential, speculative or punitive damages), (the “Indemnifiable Loss”) paid, suffered, sustained or incurred by the Indemnitee, resulting from, arising out of, or due to, directly or indirectly, including but not limited to (i) the Breach, (ii) any punishment or penalties imposed by any competent governmental authority for failure to contribute the registered capital of LDK Solar Polysilicon in accordance with the schedule required by the competent authorities, or failure to obtain or update relevant licenses, approvals, registration or records for the business, operation and production of each Group Member from competent authorities, (iii) any punishment or penalties imposed by any competent governmental authority for the non-compliance with the relevant regulations regarding the lands currently owned or used by either PV Silicon or LDK Solar Polysilicon, or for the failure to fully contribute the social insurance fees or housing funds (iv) any punishment or penalties imposed by any competent governmental authority for the breach of either PV Silicon or LDK Solar Polysilicon in connection with the cooperation contracts with the competent People’s Government. In event of any Breach by any Investor, such Investor shall cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Warrantors. Notwithstanding the foregoing, the Investor that is in breach shall also indemnify each Warrantor and its Affiliates, limited partners, members, stockholders, employees, agents and representatives for any Indemnifiable Loss paid, suffered, sustained or incurred by the Company or such other persons entitled to such indemnity hereunder resulting from, arising out of, or due to, directly or indirectly, such Breach. Any dispute related to this Section 10.2 shall be resolved pursuant to Section 12.7 hereof.

10.3	Tax Indemnity. Notwithstanding the foregoing, the Warrantors shall jointly and severally indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for tax which has been made or may hereafter be made against any Group Member wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any Group Member on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which any Group Member may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which any Group Member claims in respect of the claim for tax and in which an arbitration award or judgment is given for any Group Member and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person.

10.4	Survival. The survival period for any indemnity obligation relating to claims for tax matters arising under this Section 10 shall be the applicable statue of limitations for tax claims.

11.	TERMINATION

11.1	Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(f)	at any time before the Closing, by mutual written agreement of the Company and the Investors; or

(g)	by the Company or any of the Investors (provided that the terminating party is not then in material breach of any representation, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating Party, which breach shall not have been cured within five (5) days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to Closing. For the avoidance of doubt, the rights of the Investors hereunder shall be severally but not jointly and any Investor’s decision of termination shall not affect any other Investors’ rights and determination hereunder.

11.2	Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Warrantor or the Investors (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except Section 12.10 in respect of certain expenses, Section 12.13 in respect of publicity and confidentiality, which shall survive the termination of this Agreement, and except as provided in the next succeeding sentence. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.1, the Parties will remain liable to each other for any breach of this Agreement by the Parties existing at the time of such termination and the Parties may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

12.	MISCELLANEOUS

12.1	Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile, commercial express courier service or personal delivery:
(a)	if to any of the Warrantors:

LDK Solar Co., Ltd. Shanghai Office c/o Room 2303, No. 18, Xizhang Mid-Road, Harbour Ring Plaza, Shanghai Tel No.: 86-21-53853600 Fax No.: 86-21-63508707 Attention: Mr. Bing Zhu

(b)	if to the Investors, at each Investor’ addresses set forth on Schedule 2 hereto.
or to such other address or addresses as shall have been furnished in writing to the other parties hereto. The Investors agree, at all times, to provide the Company with an address for notices hereunder. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial express courier service; or if faxed, when receipt is acknowledged.
12.2	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Save as expressly provided in this Agreement, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the parties, and any such purported assignment by one party without the written consent of the parties shall be void and of no effect. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents. Notwithstanding the above, this Agreement and the rights and obligations of CDBC herein will be assigned and transferred by CDBC to its CDBC Designated Entity automatically immediately following the establishment of such CDBC Designated Entity without the prior consent of the other parties hereof.

12.3	Amendment and Waiver.

(a)	No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)	Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which made or given. No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.
12.4	Signatures; Counterparts. Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.5	Headings. The headings in this Agreement are for convenience of reference only and shall not limit OR OTHERWISE affect the meaning hereof.

12.6	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

12.7	Arbitration.
(a)	The Parties shall strive to settle any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (a “dispute”), through friendly consultations. If no settlement can be reached through such consultations within sixty (60) days of one Party raising such matter with the other Party the dispute shall be settled by arbitration in Beijing under the rules of the PRC International Economic and Trade Arbitration Commission (“CIETAC”) in force when the Notice of Arbitration is submitted in accordance with these rules. The number of arbitrators shall be three (the “Board of Arbitrators”). The arbitration proceedings shall be conducted in English and Chinese, with Chinese to prevail in the event of any inconsistency.

(b)	The Investors and the Company shall each select one member to the Board of Arbitrators and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by CIETAC upon application made to it for such purpose by the members.

(c)	The arbitral proceeding shall accord the right of cross-examination of witnesses, the right to provide witnesses, including expert witnesses, and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the Board of Arbitrators shall be final, binding and incontestable and may be used as a basis for judgment thereon in any court having jurisdiction. All costs of arbitration (including, without limitation, those incurred in the appointment of arbitrator) shall be apportioned in the arbitral award.

(e)	No person who is, or has been, an employee or agent of, or consultant or counsel to, the Investors, the Company or any of their respective Affiliates shall be eligible to act as an arbitrator at any time.

(f)	This Agreement and the rights and obligations of the Parties hereto shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(g)	Notwithstanding this Section 12.7 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.
12.8	Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

12.9	Entire Agreement. This Agreement, including the exhibits and schedules hereto, and the other Transaction Documents, are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

12.10	Certain Expenses. Upon Closing, all legal and financial fees and due diligence expenses incurred by CDBC for the preparation of this Agreement and other Transaction Documents shall be borne by the Company with a cap of RMB1,000,000. For the avoidance of doubt, in the event that the Closing does not proceed for whatever reasons, each Party shall bear its own cost costs and expenses incurred in connection with the transactions contemplated hereby.

12.11	Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authorities or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

12.12	No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.

12.13	Confidential and Non-Disclosure.
(a)	Disclosure of Terms. Each Party hereto acknowledges that the terms and conditions (collectively, the “Agreement Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Each Investor agrees with the Company that it will keep confidential and will not disclose or divulge, any information which each Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and, the Investors, or pursuant to information rights granted under the Shareholders’ Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of the Investors, or unless the Company gives its written consent to the Investors’ release of the information.

(b)	Press Releases. Unless otherwise required by applicable laws or applicable stock exchange, within sixty (60) days of the Closing, the Company may issue a press release disclosing that the Investors has invested in the Company provided that (a) the release does not disclose any of the Agreement Terms, (b) the press release discloses only the entire amount invested in the investment round, without disclosing the amount invested by the Investors, and (c) the final form of the press release is approved in advance in writing by the Investors. Upon each Investor’s prior written consent (including but not limited to a letter, e-mail or fax), such Investors’ name and the fact that such Investor is a shareholder in the Company can be included in a reusable press release boilerplate statement, provided that the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding the Investors in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent. Each Investor confirms and agrees that without the prior written consent of the Company, neither Investor shall issue any press release describing the Closing.

(c)	Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,
(i)	the Company may disclose any of the Agreement Terms in commercially reasonable manners to its directors, officers, employees, shareholders, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(ii)	the Company may disclose any of the Agreement Terms in commercially reasonable manners in connection with the Qualified IPO in accordance with the applicable Laws and stock exchange rules and practices;

(iii)	the Founding Entity may disclose any of the Agreement Terms in commercially reasonable manners to the extent required by the U.S. securities laws and regulations applicable to it;

(iv)	the Investors and its fund manager may disclose its investment in the Company to third parties or to the public and in relation thereto may use the Company’s logo and trademark in commercially reasonable manners and may include links to the Company’s website (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by the Investors.
(d)	the Investors shall have the right to disclose:
(i)	any information to the Investors’ Affiliate, the Investors’ and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investment counsel or advisor, or employee of the Investors, its fund managers, its investors, or any of their respective Affiliates; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)	any information for fund and inter-fund reporting purposes;

(iii)	any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the U.S. Securities and Exchange Commission (or equivalent for other venues);

(iv)	any information to bona fide prospective Investors/investors of any share, security or other interests in the Company;

(v)	any information contained in press releases or public announcements of the Company pursuant to Section 12.13(b) above.
(e)	the confidentiality obligations set out in this Section 12.13 do not apply to:
(i)	information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 12.13 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;

(ii)	information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant government authority; or

(iii)	information disclosed by any Director or Observer of the Company to its appointer or any of its Affiliate or otherwise in accordance with the foregoing provisions of this Section 12.13.
12.14	No Other Agreement. Section 12.13 constitutes the entire agreement between the parties as to the matter of confidentiality and supersedes the separate nondisclosure agreements executed by the Company with the Investors (and/or its Affiliates) with respect to the transactions contemplated herein.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

COMPANY:

LDK Silicon & Chemical Technology Co., Ltd.

By: Name:	/s/ Peng Xiaofeng PENG Xiaofeng
Title:	Chairman

FOUNDING ENTITY:

LDK Solar Co., Ltd.

By: Name:	/s/ Peng Xiaofeng PENG Xiaofeng
Title:	Chairman / CEO

HONG KONG SUBSIDIARY

LDK Silicon Holding Co., Limited.

By: Name:	/s/ Peng Xiaofeng PENG Xiaofeng
Title:	Chairman
SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Jiangxi LDK PV Silicon Technology Co., Ltd.

By: Name:	/s/ Peng Xiaofeng PENG Xiaofeng
Title:	Chairman

Jiangxi LDK Solar Polysilicon Co., Ltd.

By: Name:	/s/ Peng Xiaofeng PENG Xiaofeng
Title:	Chairman

Jiangxi LDK Solar High-Tech Co., Ltd.

By: Name:	/s/ Peng Xiaofeng PENG Xiaofeng
Title:	Chairman
SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

FOUNDER:

PENG Xiaofeng

/s/ Peng Xiaofeng
SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

INVESTORS:

China Development Bank Capital Corporation Ltd.

By: Name:	/s/ Zhang Xuguang ZHANG Xuguang
Title:	Executive Director / President
SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

INVESTORS:

Excel Rise Holdings Limited

By: Name:	/s/ Alvin Li Alvin LI
Title:	Director

Prosper East Limited

By: Name:	/s/ Zhang Jianwen ZHANG Jianwen
Title:	Director
SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

INVESTORS:

Oxygen Infrastructure Investment Limited

By: Name:	/s/ Xia Xiaoning XIA Xiaoning
Title:	Director
SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SCHEDULE 1
KEY EMPLOYEES

No.	Name	Title
1.	Goran Bye	CEO
2.	Zhu Bing	CFO
3.	Keith Adams	Chief Engineer
4.	Lin Qingyun	Executive Deputy Factory Director
5.	Huang Weixing	Executive Deputy Factory Director
6.	Tian Xinyan	Factory Director
7.	Sun Bing	Deputy Chief Engineer
8.	Yu Li	Factory Director Assistant
9.	Shi Anping	Factory Director Assistant
10.	Chen Jiyang	Deputy Factory Director
11.	Wang Hui	Deputy Factory Director

SCHEDULE 2
INVESTORS

	Number of Series A
Name of	Preferred Shares	Aggregate
Investors	Subscribed at Closing	Subscription Price	Address for Notice
China Development Bank Capital Corporation Ltd.	150,000,000	US$150,000,000	China Development Bank Capital Corporation Ltd. Unit 1111, No. 7, Financial Street Xicheng District, Beijing Tel No.: +(86 10) 5887 8524 Fax No.: +(86 10) 6655 3276 Attention: Ms. GAO Ya
Excel Rise Holdings Limited	30,000,000	US$30,000,000	CCB International Asset Management Limited 34/F., Two Pacific Place, 88 Queensway, Admiralty, Hong Kong Hong Kong Tel No.: +852 2532 6100 Fax No.: +852 2537 4008 Attention: Mr. Leon Li
Prosper East Limited	10,000,000	US$10,000,000	CCB International Asset Management Limited 34/F., Two Pacific Place, 88 Queensway, Admiralty, Hong Kong Hong Kong Tel No.: +852 2532 6100 Fax No.: +852 2537 4008 Attention: Mr. Leon Li
Oxygen Infrastructure Investment Limited	50,000,000	US$50,000,000	CITP Advisors (Hong Kong) Limited 26/F Bank of China Tower, 1 Garden Road, Central, Hong Kong. Phone: +(852) 3988 6161 Fax No.: + (852) 3988 6150 Attention: Dr. XIA Xiaoning
Total	240,000,000	US$240,000,000

SCHEDULE 3
CAPITALIZATION TABLE

Security	Holder	Number of Shares
Ordinary Shares	LDK Solar Co., Ltd.	1,060,000,000
Sub Total		1,060,000,000
Series A Preferred Shares	China Development Bank Capital Corporation Ltd.	150,000,000
	Excel Rise Holdings Limited	30,000,000
	Prosper East Limited	10,000,000
	Oxygen Infrastructure Investment Limited	50,000,000
Sub Total		240,000,000
Total		1,300,000,000

EXHIBIT A
FORM OF LETTER OF COMMITMENT AND NON-COMPETITION

[Date] LDK Silicon & Chemical Technology Co., Ltd. (the “Company”) Attn: [ ] Re: Letter of Commitment and Non-Compete
Dear Sir or Madame,
          I,                , hereby acknowledge and confirm my agreement to the following:
1.	I will refrain from acting in other positions, engage in any other job, or receive financial benefit or advantage from others during the period of time between the date hereof and the earlier of (a) at least one (1) year after the closing of a Qualified IPO (as such term is defined in the Company’s Memorandum and Articles of Association) undertaken by the Company, (b) the date of my resignation from the Company, provided that such resignation is for cause or is approved by the board of directors of the Company, or (c) such time as an alternative arrangement is agreed upon between myself and the Company (the “Commitment Period”). During the Commitment Period, I shall devote use my best efforts to promote the interest and business of the Company and/or the affiliates of the Company.

2.	I will comply with the policies, standards, rules and regulations of the Company, and any additions or amendments to such policies, standards, rules or regulations established by the Company from time to time.

3.	I further agree that I will, while performing services for the Company:
a	exercise due care as would a good administrator or manager and be faithful and diligent in performing my services to the Company;

b	except for the business needs of the Company, as expressly authorized by the Company, not unilaterally act on behalf of or in the name of the Company; and

c	hold in confidence and not disclose to others any information relating to my compensation.
4.	I hereby agree not to, during the Commitment Period and for a period ending one (1) year from the date of expiration of the Commitment Period (the “Period of Non-Competition”), directly or indirectly engage in any business activities in competition with the Company or subsidiaries of the Company, whether such engagement is as a partner, investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded company), consultant, adviser, agent, employee or otherwise, nor to offer employment to or employ, for myself or on behalf of any then competitor of the Company or an affiliate of the Company, any person who at any time six (6) months preceding the first day of the Period of Non-Competition shall have been employed or contracted by the Company or any affiliate of the Company.

5.	I will not, during the Period of Non-Competition, directly or indirectly induce employees, consultants or directors of the Company or any affiliate of the Company, to engage in activities hereby prohibited to me or to terminate their services or employment with the Company or any affiliate of the Company.

6.	In the event of a violation of my non-competition obligations hereunder, the term of the Period of Non-Competition shall be tolled effective the date of the first violation whether known or unknown by the Company or any affiliate of the Company and shall commence to run only upon the grant of relief to the Company or any affiliate of the Company by a court of competent jurisdiction for all damages incurred by the Company or any affiliate of the Company, whether equitable or at law, with the term of the Period of Non-Competition reduced only by the time between the date of the expiration or termination of the employment agreement and the date of first violation by me.

7.	I hereby acknowledge and agree that the consideration paid by the Company for my non-competition agreement, including any monies received by me due to the provision of services to the Company, has been negotiated at arms length and is adequate and reasonable to compensate me for my obligation not to compete with the Company and/or any affiliate of the Company, and will not be contested in any dispute between the Parties concerning the enforceability of such agreement or this letter. I further agree and declare that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.	During the Commitment Period, and for a period of two years thereafter, I will not use, disclose, publish or otherwise disseminate any Confidential Information (as defined herein) to any person, firm, company, association or other entity for any reason or purpose whatsoever, except as necessary for the performance of my duties for the Company and/or an affiliate of the Company. Notwithstanding the foregoing, I will not have confidentiality obligations hereunder to the extent that the Confidential Information (i) is now in the public domain, or hereafter enters the public domain other than through a breach of the provisions hereof or of a confidential relationship with the Company and/or an affiliate of the Company, or (ii) is legally required to be disclosed by any judicial or administrative body having authority to compel such disclosure. I will use my best efforts to notify the Company in writing prior to disclosing any documents pursuant to court order so that the Company and/or the affiliate of the

Company may have sufficient time to contest such court order. For purpose hereof, “Confidential Information” includes any and all information that has been created, discovered, or developed by, or otherwise become known to the Company and/or any affiliate of the Company (including, without limitation, information created, discovered, developed or made known to the Company and/or any affiliate of the Company by me during the course of my service to the Company and/or any affiliate of the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Company or any affiliate of the Company, which information has commercial value to the Company or any affiliate of the Company and is treated by the Company or any affiliate of the Company as confidential, is confidential and proprietary information belonging solely to the Company or the relevant affiliate of the Company. Confidential Information shall include, but shall not be limited to, all product designs and other information concerning the Company or an affiliate of the Company, their business or the business of any of their customers, their business plans and projects, computer programs, know-how, improvements, marketing plans, pricing, strategies, forecasts, budgets, projections, developments, manufacturing information, technical and engineering information, information regarding procurement, sale activities, credit and financial data, customer lists, trade secrets, patents, copyrights and all other inventions, ideas, original works or authorships and discoveries whether patentable, copyrightable or not, which are created, learned or accessible to the Employee in connection with his provision of services to the Company.

9.	I agree that, other than is necessary to fulfill my responsibilities to the Company and/or any affiliates of the Company, I will not remove or have removed from the Company or an affiliate of the Company’s premises any notebooks, reports, letters, manuals, listings, data, data bases, drawings, blueprints, notes, sketches, materials, references, memoranda, documentation, or other materials, directly or indirectly relating to any Confidential Information, including all copies of such material, whether in hard copy, electronic media or in any other form belonging to the Company or an affiliate of the Company, or their customers, without first obtaining the written consent of the Company or the relevant affiliate of the Company, as the case may be.

10.	Without requesting additional compensation from the Company and/or the relevant affiliate of the Company, I will sign and execute all documents and other papers and otherwise fully cooperate with the Company and the affiliates of the Company to carry out the intent of this letter.
Sincerely,

[                    ]
Passport/ID Number:

Address:

EXHIBIT B
DISCLOSURE SCHEDULE
(Summary translation for contents in Chinese)
Preliminary
(A)	The section numbers under the heading of Specific Disclosures in this Disclosure Schedule correspond to the section numbers in the Series A Preferred Shares Subscription Agreement (the “Agreement”) dated as of December 30, 2010, made and entered into by and among LDK Silicon & Chemical Technology Co., Ltd., an exempted company with limited liability organized and existing under the laws of the Cayman Islands. (the “Company”), LDK Solar Co., Ltd., an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Founding Entity”), LDK Silicon Holding Co., Limited, a company duly incorporated and validly existing under the laws of Hong Kong (the “Hong Kong Subsidiary”), Jiangxi LDK PV Silicon Technology Co., Ltd. (“PV Silicon”), Jiangxi LDK Solar Polysilicon Co., Ltd. (“LDK Solar Polysilicon”), and Jiangxi LDK Solar High-Tech Co., Ltd. (the “Solar High-Tech”), three companies with limited liability organized and existing under the laws of the PRC, Peng Xiaofeng (the “Founder”), and China Development Bank Capital Corporation Ltd., a company with limited liability organized and existing under the laws of the PRC (the “CDBC”) and other entities the particulars of which are set forth in the Schedule of Investors attached hereto as Schedule 2 (each of CDBC and such entities, an “Investor” and collectively, the “Investors”); provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where it is reasonably apparent on the face of such disclosure that it would be applicable. References to any document do not purport to be complete and are qualified in their entirety by the document itself.

(B)	Defined terms, unless otherwise defined herein, have the meanings as ascribed thereto in the Agreement. This Disclosure Schedule constitutes an integral part of the Agreement.

(C)	Each item of disclosure (both general and specific) in this Disclosure Schedule, as may be amended and supplemented from time to time subject to the prior written consent and satisfaction of the Investors, is to be treated as qualifying each representation and warranty of each Warrantor to which such item of disclosure reasonably relates. Each item of disclosure in this Disclosure Schedule shall apply at the time hereof and at all times from and after the date hereof until the Closing.
General Disclosures
The Investors are deemed to be aware, and have been informed specifically, of the information referred to in paragraphs (a) below, together with all information which is reasonably ascertainable (with the assistance of appropriate professional advice) from the same, and all reasonably foreseeable consequences of the same:
(a)	All information contained in the Agreement and the Disclosure Schedule to the Agreement.
Specific Disclosures
Section 5.3(d) Governmental Authorization; Third Party Consents
No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any of the Governmental Authorities or any other Person in respect of any Law or Contractual Obligation, and no lapse of a waiting period under any Law, or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, any Group Member and the Founding Entity of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, including but not limited to, if applicable, all approvals and registration and any amendment required under the SAFE Notice, except for the following:

•	Reporting by the Founding Entity of the transactions contemplated in the Agreement pursuant to the U.S. securities laws; and

•	Filing of this Agreement with the U.S. Securities and Exchange Commission pursuant to the U.S. securities laws.

•	The purchase of the 100% equity interest of PV Silicon and LDK Solar Polysilicon by Hong Kong Subsidiary shall be approved by Commerce Department of Jiangxi Province.

•	Mr. Xiaofeng Peng must update the registration with SAFE in connection with the change of his equity interest in the Company and the change of the Company’s share capital as a result of the offering of the Series A Preferred Shares.
Section 5.3(g) Litigation
There is no Action pending or, to the best knowledge of the Warrantors, threatened against any Group Member, any activities, properties or assets of any Group Member or, to the best of each Warrantor’s knowledge, against any officer, director or employee of any Group Member in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company or any Group Member; no Action will result, individually or in the aggregate, in any Material Adverse Change in any Group Member; and no Group Member is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Member currently pending or which it intends to initiate, except for the following:
•	Securities class action lawsuit resulting from allegations of incorrect inventory reporting by the former financial controller of the Founding Entity
In October 2007, the Founding Entity’s former finance controller, Charley Situ, alleged that the Founding Entity incorrectly reported its inventories of silicon feedstock. As a result of Mr. Situ’s allegations, several securities class action lawsuits were filed against the Founding Entity and several of the Founding Entity’s current officers and directors during October 2007 in the U.S. District Courts in the Northern District of California and the Southern District of New York. Those actions were consolidated into a single action, pending in the Northern District of California, entitled In re LDK Solar Sec. Litig., Case No. C07-05182 WHA. The complaint sought substantial monetary damages on behalf of a class of persons who purchased the Founding Entity’s securities from June 1, 2007 to October 7, 2007 and alleged that the Founding Entity overstated its inventory, among other things. In response to Mr. Situ’s allegations, in October 2007, The Founding Entity formed an internal committee to investigate the allegations and conduct an immediate physical inventory count of its polysilicon materials. The Founding Entity found no material discrepancies as compared to its financial records. Additionally, the independent directors of the Founding Entity’s audit committee conducted an independent investigation into the allegations made by Mr. Situ. The independent investigation was primarily conducted by the Founding Entity’s audit committee’s independent counsel, a major U.S. law firm, and forensic accountants from a “big four” independent accounting firm that was separate from the Founding Entity’s external auditors, as well as independent experts in the evaluation of silicon feedstock and the manufacturing of multicrystalline solar wafers. The independent investigation found no material errors in the Founding Entity’s stated silicon inventory quantities as of August 31, 2007, and concluded that Mr. Situ’s allegations of an inventory discrepancy were incorrect because he had not taken into account all locations where the Founding Entity stored its silicon feedstock. The independent investigation further concluded that the Founding Entity were using each of its various types of silicon feedstock in the manufacturing of its multicrystalline solar wafers, and that a provision for obsolete or excess silicon feedstock was not required.
On February 16, 2010, The Founding Entity submitted a proposed settlement agreement to the court, and the court granted preliminary approval of the settlement on February 17, 2010. The settlement is not final until the class receives notice of the settlement and the court grants final approval of the settlement terms. Under the terms of the agreement, all of the claims in the lawsuits will be dismissed with prejudice. The Founding Entity will receive a complete release of all the claims alleged. The settlement agreement expressly states that it does

2

not include any finding that the Founding Entity committed any wrongful act. The Founding Entity continues to believe that the allegations are without merit. As part of the settlement terms, The Founding Entity and its insurance carrier will pay a total of $16 million to compensate the class members and to cover all legal and administrative expenses.
In addition, several of the Founding Entity’s officers and directors are defendants in another lawsuit, pending in California Superior Court, Santa Clara County, entitled Sean Coonerty v. Xiaofeng Peng, et al., Case No. 108CV103758. This derivative lawsuit alleges claims of breach of fiduciary duty and unjust enrichment based on the same allegations contained in the securities lawsuit, repeating Mr. Situ’s allegations that the feedstock inventory was overstated, and seeks damages in an unspecified amount on behalf of the Founding Entity. This lawsuit is at its early stage, and the Founding Entity’s officers and directors have not responded to the complaint. Several directors of PV Silicon and LDK Solar Polysilicon, namely Xiaofeng Peng, Xinxue Tong, Yonggang Shao, Liangbao Zhu, who are also directors and officers of the Founding Entity, are defendants in this lawsuit.
Details in connection with aforesaid litigations can be found in the Annual Report of the Founding Entity on Form 20-F for the fiscal year ended December 31, 2009 and subsequent SEC filings.
Section 5.3(l) Title to Properties and Assets
Each Group Member has good and marketable title to the Assets and Properties currently held and used by it, in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind; and the Founding Entity has good and marketable title to the equity interest in Solar High-Tech, subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind, except for the following:
•	The Assets and Properties of LDK Solar Polysilicon and PV Silicon are subject to mortgages as a result of the borrowings by Solar High-Tech or the Group Member:

								Guarantee
			Contract	Amount		Maturity	Type of	Contract
No	Borrower	Lender	Number	(RMB)	Initiate Date	Date	Guarantee	Number	Guarantee
1.	Solar High-Tech	Export-Import Bank	2010001022010110760	420 million	2010.6.23	2011.6.22	Land Use Right	(2010) Jinchuyin (Huxindi)011	PV Silicon

2.	Solar High-Tech	Bank of Communications	A101A09189	200 million	2009.10.30	2011.10.29	Equipment	_____	PV Silicon

3.	Solar High-Tech	Construction Bank	LDK-LD2010-001	198 million	2010.4.16	2011.4.15	Equipment	DJG-DY2010-001	LDK Solar Polysilicon

4.	PV Silicon	Construction Bank	LDK-GFG-GD20080717	250 million	2008.7.17	2012.7.16	Equipment/Land Use Right	LDK-GFG-DY20080717	Solar High-Tech/PV Silicon

5.	LDK Solar Polysilicon	Agricultural Bank	36010120100000258	200 million	2010.12.24	2013.12.23	Equipment/Guaranty	361002201000 02152/361001 20100001340	LDK Solar Polysilicon/Solar High-Tech
•	The real properties of LDK Solar Polysilicon and PV Silicon, for which LDK Solar Polysilicon and PV Silicon are still in the process of applying the licenses:
For LDK Solar Polysilicon:

3

No	Type of Constructions	sq.m	Note
1	Dormitory	4756.53

2	Dormitory	4756.53

3	Dormitory	4756.53	Currently in the application process of Use Land Right and the Real Estate Certificate

4	Dormitory	4756.53

5	Canteen	7223.99

For LDK PV Silicon:

No	Type of Constructions	sq.m	Note
1	Dormitory #1	4708.17

2	Dormitory #2	4708.17

3	Dormitory #3	4708.17

4	Dormitory #4	4708.17

5	Dormitory #8	4708.17

6	Canteen	7223.9

7	Plant A	2395.58

8	Plant B	2395.58

9	Firehouse	1439.45

10	Spares Warehouse	9928.2

11	High Danger Warehouse	1991	Currently in the application process of applying for the Real Estate Certificate

12	Chemicals Warehouse	3918

13	Plant C	132.06

14	Plant D	113.09

15	Diesel Electricity Generation Plant	51.4

16	Plant E	369.42

17	Salt Warehouse	2061.7

18	Water Circulation Plant	197.22

19	Plant 35KV	627.2

20	Plant DCS	548.5

21	Plant F	244.7

22	Plant G	722

23	Plant H	442.15

4

No	Type of Constructions	sq.m	Note
24	Plant I	562.18

25	Plant HCL	168.53

26	Plant J	463.1

27	Plant K	276.5

28	Steam Plant	283.5

29	Packaging Plant	361.25

30	Office Building	2068.94

31	Canteen	346.5

32	Boiler Plant	2427.77	Currently in the process of Completion Record and Real Estate Certificate application

33	Repair Plant	2517.12

34	Plant L	8102.32
Section 5.3(m) Leasehold Interests
•	None.
Section 5.3(n) Asset and Property
•	None.
Section 5.3(o) Investigation
•	None.
Section 5.3(p) Use of Real Property
•	None.

5

Section 5.3(u) Absence of Certain Changes or Events
Since the Statement Date, there has not been any change in the assets, liabilities, financial condition or operations of any Group Member from that reflected in the Financial Statements other than changes in the ordinary course of business, except for the following:

Company	Material Event
September 2000, 1.825 billion yuan equipment budget of the second production line is transferred to fixed assets, except for some equipments of synthesis workshop

October 2010, entered into a long term contract with BYD for 3000 mt product

October 2010, 718 million yuan budget of equipment of synthesis is transferred to fixed assets

November 2010 , 0.2 billion yuan budget of some Hydrogen furnaces of the third production line is transferred to fixed assets

October 2010, paid 8.54 million corporate income tax November 2010, paid 27.42 million corporate income tax

PV Silicon	October and November 2010 —
• 158 million service fee paid to Fulu Company;
• 12.65 million arrears paid to Chengda Company;
• 27 million paid to Zhonghua Construction No. 3 Company;
• 25.50 million paid to Jiangdu Construction Company;
• 29.75 million goods fee paid to GT;
• 22.69 million air-condition fee;
• 24 million goods fee paid to York Wuxi.
• December 2010, entered into a long term 2000 mt Polysilicon Contract with Shangxi Lu’an Company.
Since the Statement Date, there has not been any resignation or termination of the Founder or any Key Employee, except for the following:
•	None
Since the Statement Date, there has not been any satisfaction or discharge of any Encumbrance or payment of any obligation in excess of US$15,000,000 by any Group Member, except in the ordinary course of business and that is not material to the assets, properties, financial condition, or operation of such entity (as such business is presently conducted or proposed to be conducted), except for the following:
•	None
Since the Statement Date, there has not been any material and adverse change, amendment to or termination of a Material Contract, except for the following:
•	None
Since the Statement Date, there has not been material change in any compensation arrangement or amendment to any agreement with the Founder or Key Employee, except for the following:
•	None

6

Since the Statement Date, there has not been any material sale, assignment or transfer of any Intellectual Property of any Group Member with an aggregate value in excess of US$50,000, except for the following:
•	None
Since the Statement Date, there has not been declaration, setting aside or payment or other distribution in respect of any Group Member’s capital shares or any direct or indirect redemption, purchase or other acquisition of any of such shares by any Group Member, except for the following:
•	According to the approval from Department of Commerce of JiangXi Province on October 21, 2010, the shareholders of PV Silicon, Solar High-Tech and Founding Entity, respectively transferred their holdings of PV Silicon 55%, 30% of the share to the Company. As to the ownership structure of PV Silicon after the aforesaid Equity Transfer, the Company held its 85% stake, while Jiangxi Trust held its 15% stake.

•	According to the approval from Department of Commerce of JiangXi Province on December 10, 2010, the shareholder of PV Silicon, Jiangxi Trust transferred its holdings of PV Silicon 15% of its share to the Solar High-Tech. As to the ownership structure of PV Silicon after the aforesaid Equity Transfer, the Company held its 85% stake, while Solar High-Tech held its 15% stake.

•	According to the approval from Department of Commerce of JiangXi Province on October 21, 2010, the shareholders of LDK Solar Polysilicon, Solar High-Tech and Founding Entity, respectively transferred their holdings of LDK Solar Polysilicon 70%, 30% of the share to the Company. As to the ownership structure of LDK Solar Polysilicon after the aforesaid Equity Transfer, the Company held its 100% stake.
Since the Statement Date, there has not been any material failure to conduct business in the ordinary course, except for the following:
•	None.
Since the Statement Date, there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any Group Member, except for the following:
•	None.
Since the Statement Date, there has not been any event which will have a Material Adverse Effect on the Group, excluding any resulting from general economic conditions or from conditions that generally affect the industry of any Group Member, except for the following:
•	None.
Since the Statement Date, there has not been any agreement or commitment by any Group Member to do any of the things described in the Section 5.3(u)(i) of the Agreement, except for the following:
•	None

7

Section 5.3(w) Corporate Details of Group Members
The following is a true and complete list of each Group Member, listing for each entity its name, registered capital, its shareholders and their respective equity interest:

Registered Capital ( or
Name	Authorized Share Capital)	Shareholders	Equity Interest
LDK Silicon & Chemical Technology Co., Ltd.	$50,000 divided into 50,000 shares of a nominal par value of $1.00 per share	1 ordinary share is issued to LDK Solar Co., Ltd.	LDK Solar Co., Ltd. (100%)

LDK Silicon Holding Co., Limited	HK$10,000 divided into 10,000 shares of a nominal par value of HK$1.00 per share	1 ordinary share is issued to LDK Silicon & Chemical Technology Co., Ltd.	LDK Silicon & Chemical Technology Co., Ltd. (100%)

LDK Silicon Holding Co., Limited Jiangxi LDK PV Silicon Technology Co., Ltd.	$241,400 thousand	LDK Silicon & Chemical Technology Co., Ltd. Solar High-Tech	LDK Silicon & Chemical Technology Co., Ltd.(85%) Solar High-Tech(15%)

Jiangxi LDK Solar Polysilicon Co., Ltd.	$107,110 thousand	LDK Silicon & Chemical Technology Co., Ltd.	LDK Silicon & Chemical Technology Co., Ltd. (100%)
Section 5.3(cc) Patents, Trademarks, Etc
The a complete and accurate list of all Intellectual Property Rights owned, licensed to or used by the Group, whether registered or not, and a complete and accurate list of all licenses granted by such Group to any third party with respect to any Intellectual Property Rights.
•	On December 7, 2009, Solar High-Tech donated a patent application, which is about multicrystalline processing (application No. 200810107025.6), to the PV Silicon. Pending approval is in the process for the aforesaid patent application title transfer.

•	On March 4, 2009, PV Silicon submitted an application for patent, which is about multicrystalline processing (application No. 200910114990.0). The State Intellectual Property Office has accepted the aforesaid application on March 5th, 2009, and the application has been in the substantive review process.
Section 5.3(hh) Labor Relations
No employee of Group Member is presently a member of a collective bargaining unit and there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of any Group Member; during the past three years, each Group Member has complied in all material respects with all applicable Laws relating to the employment of labor; no member of the Group has any outstanding undischarged liability to pay to any governmental or regulatory authority or administrative institution in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by any member of the Group; and to the Knowledge of the Group, there are no claims pending against any member of the Group by or in respect of any employee or other personnel or former employee or other personnel in respect of any accident, injury, unpaid salaries, overtime pay, severance pay, social contributions, holidays or any other matter arising from his employment or engagement, except for the following:
•	None, other than the pending payment of Housing Fund of LDK Solar Polysilicon and PV Silicon subject to the communication with the related government institution.
5.3(ii) Affiliate Transactions

8

As applicable, none of the Related Parties (i) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, or customer of Group Member; or (ii) has any cause of action or other claim whatsoever against, has any Indebtedness to or has advanced any amount to, any Group Member, nor is any Group Member indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof), except for the following:
•	guarantees or warranties among the Group and the affiliate as of the end of November, 2010:

				Principle	Guarantee
			Maturity	Amount	Amount	Type of
Borrower	Lender	Initiate Date	Date	(RMB)	(RMB)	Guarantee	Guarantee
Solar High-Tech	Export-Import Bank	2010.6.25	2011.6.22	420,000,000	250,000,000	Land Use Right	PV Silicon

	Bank of Communications	2009.10.30	2011.10.29	200,000,000	150,000,000	Equipment	PV Silicon

	Bank of Ganzhou	2010.3.29	2011.3.29	70,000,000	70,000,000	Corporate Guarantee	PV Silicon

	Bank of Ganzhou	2010.3.29	2011.3.29	50,000,000	50,000,000	Corporate Guarantee	PV Silicon

	Construction Bank	2010.4.13		198,000,000	202,446,700	Equipment	LDK Solar Polysilicon

	China Huarong Financial Leasing Co., Ltd	2008.12.12	2011.12.15	90,000,000	90,000,000	Corporate Guarantee	LDK Solar Polysilicon

	China Huarong Financial Leasing Co., Ltd	2008.12.23	2011.12.15	210,000,000	210,000,000	Corporate Guarantee	LDK Solar Polysilicon

PV Silicon	Construction Bank	2008.7.17	2012.7.16	250,000,000	191,548,000	Equipment/ Land Use Right	Solar High-Tech /PV Silicon

	China Merchants Bank	2010.5.24	2011.5.23		400,000,000		Solar High-Tech

	China Huarong Financial Leasing Co., Ltd	2009.12.17	Two years after the Maturity Date	100,000,000	100,000,000	Corporate Guarantee	Solar High-Tech、LDK Solar Polysilicon

	China Huarong Financial Leasing Co., Ltd	2009.12.17	Two years after the Maturity Date	200,000,000	200,000,000	Corporate Guarantee	Solar High-Tech、LDK Solar Polysilicon

	Agricultural Bank of China	2010.12.9	2012.12.8	250,000,000			Solar High-Tech

LDK Solar Polysilicon	China Merchants Bank	2010.5.24	2011.5.23		100,000,000		Solar High-Tech
•	the advanced payment received by the Group from affiliate as of the end of November, 2010:

Company	Advanced Receipt Balance Amount (RMB)
PV Silicon	6,564,463,178.56
LDK Solar Polysilicon	533,172,696.91

9

Section 5.3(jj) Governmental Licenses
The following is a true and complete list of all Licenses used in and material to the business or operations of the Group (except for registered Intellectual Property Rights, which are set forth in Section 5.3(cc) of this Disclosure Schedule):
•	The licenses for the business of the Group

10

Environmental
Protection
				Environment Effect	Completion	Safe Facilities Design	Progress of
No.	Company	Project Name	Project Approval	Report	Investigation	Investigation	the Project	Note
1	PV Silicon	500-ton high-purity silicon project	Yu Fa Gai Wai Jing Zi [2007] 185	Yu Huan Shen Zi [2008] 54	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

2	PV Silicon	1000-ton high-purity silicon project	Gan Fa Gai Wai Zi Zi [2007]1686	Gan Huan Du Zi [2007] 385	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

3	PV Silicon	1000-ton high-purity silicon project II	Gan Fa Gai Wai Mao Zi Zi [2008] 1177	Gan Huan Du Zi [2008] 455	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

4	PV Silicon	1000-ton high-purity polysilicon project	Gan Fa Gai Wai Zi Zi [2008] 1410	Gan Huan Du Zi [2009] 74	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

5	PV Silicon	500-ton high-purity polysilicon project	Yu Fa Gai Wai Jing Zi [2008] 337	Yu Huan Shen Zi [2008] 136	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

6	PV Silicon	1000-ton high-purity polysilicon project	Gan Fa Gai Wai Zi Zi [2008] 1497	Gan Huan Du Zi [2009] 153	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

7	PV Silicon	1000-ton high-purity polysilicon project	Gan Fa Gai Wai Zi Zi [2008] 1678	Gan Huan Du Zi [2009] 155	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

8	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 267	Gan Huan Du Zi [2009] 389	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

Environmental
Protection
				Environment Effect	Completion	Safe Facilities Design	Progress of
No.	Company	Project Name	Project Approval	Report	Investigation	Investigation	the Project	Note
9	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 487	Gan Huan Du Zi [2009] 404	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

10	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 606	Gan Huan Ping Zi 2009] 407	In the Process	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Done	In the process of Trial Production Record

11	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 1124	Gan Huan Ping Zi 2009] 407	In the Process	Safe Facilities Design Investigation Approval Gan An Wei Hua Project Shen Zi [2010] 442	Done	Trial Production Filing (Gan An Jian Wei Hua Project Bei Zi [2010] 074]

12	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 1660	Gan Huan Ping Zi 2009] 408	Pending application	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	CIP

13	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 1662	Gan Huan Ping Zi 2009] 408	Pending application	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	CIP

14	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 1664	Gan Huan Ping Zi 2009] 408	Pending application	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	CIP

15	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2009] 1666	Gan Huan Ping Zi 2009] 408	Pending application	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	CIP

16	PV Silicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi [2009] 1668	Gan Huan Ping Zi 2009] 408	Pending application	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	CIP

12

Environmental
Protection
				Environment Effect	Completion	Safe Facilities Design	Progress of
No.	Company	Project Name	Project Approval	Report	Investigation	Investigation	the Project	Note
17	PV Silicon	15000-ton semi-conductor-purity polysilicon project	Pending application	Gan Huan Du Zi [2009] 390	Pending application	Safe Facilities Design Investigation Approval (Gan An Wei Hua Project Shen Zi [2010] 442	Not yet started

18	PV Silicon	15000 16109	Yu Fa Gai Wai Jing Zi [2008] 169	Yu Huan Shen Zi [2009] 14	In the Process	Gan An Jian Wei Hua Project Shen Zi [2008] 182 (Construction Project Safety Permit)	Trial production	Trial Production Filing (Gan An Jian Wei Hua Project Bei Zi [2010] 046)

Safe Facilities Safety Investigation (Gan An Jian Wei Hua Project Shen Zi [2009] 315)
19	PV Silicon	3*(3000+1500) Kw electricity generation	Yu Fa Gai Wai Jing Zi [2009] 163	Yu Huan Shen Zi [2009] 33	Pending application	Not applicable	Not yet started

20	LDK Solar Polysilicon	300-ton high-purity polysilicon project	Yu Fa Gai Wai Jing Zi [2007] 287	Yu Huan Shen Zi [2008] 55	In the Process	Gan An Jian Wei Hua Project Shen Zi [2008] 142	Trial production	Trial Production Filing (Gan An Jian Wei Hua Project Bei Zi [2010] 053)

21	LDK Solar Polysilicon	200-ton high-purity polysilicon expansion project	Yu Fa Gai Wai Jing Zi [2008] 104	Yu Huan Shen Zi [2008] 55	In the Process	Gan An Jian Wei Hua Project Shen Zi [2008] 142	Trial production	Trial Production Filing (Gan An Jian Wei Hua Project Bei Zi [2010] 053)

22	LDK Solar Polysilicon	1000-ton high-purity silicon expansion project	Gan Fa Gai Gong Ye Zi [2008] 876	Gan Huan Du Zi [2008] 310	In the Process	Gan An Jian Wei Hua Project Shen Zi [2008] 097	Trial production	Trial Production Filing (Gan An Jian Wei Hua Project Bei Zi [2010] 053)

23	LDK Solar Polysilicon	1000-ton high-purity silicon project II	Gan Fa Gai Wai Mao Zi Zi [2008] 1158	Gan Huan Du Zi [2008] 456	Pending application	Gan An Jian Wei Hua Project Shen Zi [2009] 222	CIP

24	LDK Solar Polysilicon	500-ton high-purity silicon project	Yu Fa Gai Wai Jing Zi [2008] 304	Yu Huan Shen Zi [2008] 103	Pending application	Gan An Jian Wei Hua Project Shen Zi [2008] 142	CIP

13

Environmental
Protection
				Environment Effect	Completion	Safe Facilities Design	Progress of
No.	Company	Project Name	Project Approval	Report	Investigation	Investigation	the Project	Note
25	LDK Solar Polysilicon	1000-ton high-purity polysilicon expansion project	Gan Fa Gai Wai Zi Zi [2008] 1712	Gan Huan Du Zi [2009] 154	Pending application	Gan An Jian Wei Hua Project Shen Zi [2009] 223	Not yet started
•	The licenses for the operation of the Group

Certificate of Approval for Establishment of
Name	Business License	Enterprises with Foreign Investment
PV Silicon	No. 360500510000048	Shang Wai Zi Gan (Yu) Zi [2007] 0010
LDK Solar Polysilicon	No. 360500510000101	Shang Wai Zi Gan (Yu) Zi [2007] 0014
Section 5.3(oo) Commitments
The following is a complete and accurate list of all Material Contracts: (i) all Contractual Obligations in full force and effect to which each Group Member is bound that involve obligations of (contingent or otherwise) or revenues to any Group Member in excess of US$15,000,000, (ii) the license or transfer of Intellectual Property Rights or other proprietary rights to or from any Group Member involving obligations of (contingent or otherwise) or revenues to any Group Member in excess of US$50,000, (iii) any Contractual Obligations that affect the assets, properties, financial condition, operation or business of any Group Member in material respects, including but not limited to any Contractual Obligations having an effective term of more than one year or payments in excess of US$15,000,000, other than (x) the Transaction Documents, (y) purchase orders in the ordinary course of business, and (z) any other contracts, agreements, commitments and other Contractual Obligations of each Group Member that do not extend beyond one year from the date hereof and involve the receipt or payment of not more than US$15,000,000:

Company	Purchase Category	Contract Number	Supplier	Contract Content	Currency	Contract Amount
PV Silicon	Equipment Purchase and Testing	A3RE-6-0007-D-00	ABB (China) Co., Ltd.	Equipment	CNY	135,113,230.32

PV Silicon	Equipment Purchase and Testing	A3RE-4-0605-F-01	Shanghai Goulds Pump Co., Ltd.	Equipment	EUR	12,100,373.21

PV Silicon	Equipment Purchase and Testing	A3RE-6-0001-F-00	HTT HOCHSPANNUNGSTECHNIKUND TRANSFORMATORBAU GMBH	CVD & CONVERTER TRANSFORMER	EUR	17,300,000.00

PV Silicon	Equipment Purchase and Testing	A3RE-4-0206-F-00	GT SOLAR	Equipment	USD	185,000,000.00

14

Company	Purchase Category	Contract Number	Supplier	Contract Content	Currency	Contract Amount
PV Silicon	Equipment Purchase and Testing	PVS08046E	GT SOLAR	Reactors; Converters	USD	29,171,360.00

PV Silicon	Engineering	A3RE-40-K012D	Jiangsu Jiangdu Construction Engineering Co., Ltd.	Project engineering	CNY	1,298,928,142.94

PV Silicon	Engineering	A3RE-40-K015D	China Chemical Engineering No. 3 Co., Ltd.	EPC	CNY	1,130,760,123.67

PV Silicon	Engineering	PVS08009P	China Chengda Engineering Corporation	EPC	CNY	228,489,600.00

PV Silicon	Design and Service	pvs07001pChina	Fluor (China) Engineering & Construction Co., Ltd.	EPCM	CNY	1,020,200,391.35

PV Silicon	Design and Service	pvs07001pUSA	Fluor Daniel China Services Inc	EPCM	USD	139,644,404.71

LDK Solar Polysilicon	Project	PCS07005P	China Chemical Engineering No. 6 Co., Ltd.	6000 MT poly project	CNY	127,659,008.91

LDK Solar Polysilicon	Equipment Purchase	PCS07003E	Chemical Equipment Engineering Limited	Equipment	EUR	18,603,600.00

LDK Solar Polysilicon	Equipment Purchase	PCS07003E1	Chemical Equipment Engineering Limited	Equipment	EUR	17,665,600.00

LDK Solar Polysilicon	Equipment Purchase	PCS07004E	AEG	Power supply systems	EUR	16,000,000.00

LDK Solar Polysilicon	Equipment Purchase	PCS07005E	HTT	Equipment	EUR	10,975,000.00

15

No approval or consent of any Person is needed for all of the Material Contracts listed under this Section 5.3(oo) to continue to be in full force and effect, except for the following:
•	None
Section 5.3(pp)
There are no Contracts of any Group Member containing covenants that in any material way purport to restrict the business activity of Group Member, or limit in any material respect the freedom of any Group Member to engage in any line of business that each of them is currently engaged in or proposes to engage in, to compete in any material respect with any entity or to obligate in any material respect any Group Member to share, license or develop any product or technology, except for the following:
•	None.
Section 5.3(rr) Registration Rights; Voting Rights
•	None
Section 5.3(uu) Liabilities
•	None
Section 5.3(vv) Conflicts
•	None
Section 5.3(ww) Confidential Information and Non-competent Agreements
•	None.
Section 5.3(xx) PV Silicon, LDK Solar Polysilicon and Solar High-Tech
The following sets forth the legal and beneficial owners of equity interest in PV Silicon, LDK Solar Polysilicon and Solar High-Tech, with all such equity interests free of any Encumbrance except as contemplated under the Transaction Documents:
•	PV Silicon owned by LDK Silicon &Chemical Technology Co.,Ltd.with 85% equity interests and by Solar High-Tech with 15% equity interests.

•	LDK Solar Polysilicon owned by LDK Silicon &Chemical Technology Co.,Ltd.with 100% equity interests.

•	Solar High-Tech owned by LDK SOLAR CO., LTD. with 100% equity interests.
Neither PV Silicon nor the LDK Solar Polysilicon has any Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture association or other entity, or maintain any offices or branches or subsidiaries, except for their registered offices and the following:
•	None